Filed Pursuant to Rule 424(b)2

File No. 333-138437

CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Maximum aggregate offering price	Amount of registration fee
6.15% Fixed-to-Floating Rate Junior Subordinated Notes	$600,000,000	$64,200(1)

(1)	The filing fee of $64,200 is calculated in accordance with Rule 457(r) of the Securities Act of 1933. Pursuant to Rule 457(p) under the Securities Act of 1933, $76,505 of filing fees that were already paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3 (No. 333-125419) filed by Genworth Financial, Inc. on June 1, 2005 have been carried forward and have not previously been applied to sales of securities under this registration statement. The filing fee of $64,200 due for this offering is offset against the registration fee previously paid and $12,305 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 3, 2006)

$600,000,000

6.15% FIXED-TO-FLOATING RATE JUNIOR SUBORDINATED NOTES

The Notes will bear interest on their principal amount from the date they are issued to but excluding November 15, 2016 at the annual rate of 6.15%, payable semi-annually in arrears on each May 15 and November 15, beginning May 15, 2007, and from and including November 15, 2016 to but excluding November 15, 2066 at an annual rate equal to three-month LIBOR plus 2.0025%, payable quarterly in arrears on each February 15, May 15, August 15 and November 15. Subject to certain conditions specified in this prospectus supplement, we have the right, on one or more occasions, to defer the payment of interest on the Notes during any period of up to 10 years without giving rise to an event of default and without permitting acceleration under the terms of the Notes. We will not be required to settle deferred interest payments pursuant to the alternative payment mechanism described in this prospectus supplement until we have deferred interest for 5 years or made a payment of current interest. In the event of our bankruptcy, holders will have a limited claim for deferred interest.

We will redeem the Notes on November 15, 2036, the “scheduled redemption date,” but only to the extent that we have received net proceeds from the sale of certain replacement capital securities described in this prospectus supplement. We will use our commercially reasonable efforts, subject to certain market disruption events, to sell enough replacement capital securities to permit repayment of the Notes in full on the scheduled redemption date. If any Notes are not redeemed on the scheduled redemption date, they will remain outstanding and bear interest at a floating rate payable quarterly in arrears and we will continue to use our commercially reasonable efforts to sell enough replacement capital securities to permit repayment of the Notes in full. On November 15, 2066, we must pay any remaining principal and interest on the Notes in full whether or not we have sold replacement capital securities.

We may redeem the Notes (i) in whole or in part, at any time on or after November 15, 2016 at their principal amount plus accrued and unpaid interest to the date of redemption, or (ii) in whole or in part, prior to November 15, 2016 at their principal amount plus accrued and unpaid interest to the date of redemption or, if greater, a make-whole price calculated as described in this prospectus supplement. The make-whole price will be greater if the event giving rise to the redemption of the Notes is not a tax or rating agency event, as described in this prospectus supplement.

The Notes will be subordinated to all existing and future senior, subordinated and junior subordinated debt of Genworth Financial, Inc., except for any future debt that by its terms is not superior in right of payment, and will be effectively subordinated to all liabilities of our subsidiaries.

Investing in the Notes involves risks. See “ Supplemental Risk Factors” beginning on page S-7 and “Item 1A—Risk Factors” beginning on page 72 of our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein.

PRICE 99.712% AND ACCRUED INTEREST, IF ANY

	Price to Public		Underwriting Discounts and Commissions	Proceeds to Genworth Financial, Inc. (Before Expenses)
Per Note	99.712	%(1)	1.000%	98.712%
Total	$598,272,000	(1)	$6,000,000	$592,272,000

(1)	Plus interest accrued on the Notes, if any, from November 14, 2006.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company, Clearstream, Luxembourg and the Euroclear System on or about November 14, 2006.

Joint Book-Running Managers

MORGAN STANLEY	DEUTSCHE BANK	GOLDMAN, SACHS & CO.

        Sole Structuring Advisor

November 7, 2006

Prospectus Supplement

Prospectus

Page
About This Prospectus	1
Where You Can Find More Information	1
Incorporation By Reference	1
Use of Proceeds	3
Description of Securities	3
Selling Securityholders	3
Legal Matters	3
Experts	3

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ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest. Both documents contain important information you should consider before making your investment decision. This prospectus supplement and the accompanying prospectus contain the terms of this offering of Notes. The accompanying prospectus contains information about our securities generally, some of which does not apply to the Notes covered by this prospectus supplement. This prospectus supplement may add, update or change information in the accompanying prospectus. If the information in this prospectus supplement is inconsistent with any information in the accompanying prospectus, the information in this prospectus supplement will apply and will supersede the inconsistent information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information” in the accompanying prospectus.

You should rely only on the information incorporated by reference or provided in this prospectus supplement, in the accompanying prospectus and in any free writing prospectus filed by us with the Securities and Exchange Commission. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, any free writing prospectus filed by us with the Securities and Exchange Commission and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING STATEMENTS

This prospectus supplement includes “forward-looking” statements, as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are any statements other than statements of historical fact, including statements regarding our expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, our financial and business prospects, our capital requirements, our financing prospects, our relationships with associates and labor unions, and those disclosed under “Supplemental Risk Factors” in this prospectus supplement and under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into the accompanying prospectus. We caution readers that any such statements are based on currently available operational, financial and competitive information, and they should not place undue reliance on these forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, we disclaim any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur.

S-ii

SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. As used in this prospectus supplement and the accompanying prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “Genworth” and the “Company” refer to Genworth Financial, Inc. and its subsidiaries.

Genworth Financial, Inc.

We are a leading insurance company in the U.S., with an expanding international presence, serving the life and lifestyle protection, retirement income, investment and mortgage insurance needs of more than 15 million customers. We have leadership positions in key products that we expect will benefit from a number of significant demographic, governmental and market trends. We distribute our products and services through an extensive and diversified distribution network that includes financial intermediaries, independent producers and dedicated sales specialists. We conduct operations in 24 countries and have approximately 7,000 employees. We have the following three operating segments:

•	Protection. We offer U.S. customers life insurance, long-term care insurance, linked benefit products, Medicare supplement insurance and, primarily for companies with fewer than 1,000 employees, group life and health insurance. Through our European operations, we offer payment protection insurance, which helps consumers meet their payment obligations in the event of illness, involuntary unemployment, disability or death. For the three months ended September 30, 2006 and 2005, our Protection segment had segment net operating income of $152 million and $145 million, respectively. For the nine months ended September 30, 2006 and 2005, our Protection segment had segment net operating income of $452 million and $417 million, respectively.

•	Retirement Income and Investments. We offer U.S. customers fixed annuities, individual variable annuities, group variable annuities designed for 401(k) plans, single premium immediate annuities, variable life insurance, specialized products, including guaranteed investment contracts, funding agreements and funding agreements backing notes, and asset management products and services. For the three months ended September 30, 2006 and 2005, our Retirement Income and Investments segment had segment net operating income of $53 million and $59 million, respectively. For the nine months ended September 30, 2006 and 2005, our Retirement Income and Investments segment had segment net operating income of $171 million and $179 million, respectively.

•	Mortgage Insurance. In the U.S., Canada, Australia, Europe, New Zealand, Mexico and Japan, we offer mortgage insurance products that facilitate homeownership by enabling borrowers to buy homes with low-down-payment mortgages and mortgage related services for our financial services customers. For the three months ended September 30, 2006 and 2005, our Mortgage Insurance segment had segment net operating income of $134 million and $126 million, respectively. For the nine months ended September 30, 2006 and 2005, our Mortgage Insurance segment had segment net operating income of $445 million and $388 million, respectively.

We also have a Corporate and Other segment, which consists primarily of unallocated corporate income and expenses, the results of a small, non-core business that is managed outside our operating segments, and most of our interest and other financing expenses. For the three months ended September 30, 2006 and 2005, our

Corporate and Other segment had segment net operating losses of $32 million and $19 million, respectively. For the nine months ended September 30, 2006 and 2005, our Corporate and Other segment had segment net operating losses of $77 million and $62 million, respectively.

We had $13.3 billion of total stockholders’ equity and $107.8 billion of total assets as of September 30, 2006. For the year ended December 31, 2005, our revenues were $10.5 billion and our net income was $1.2 billion, and for the nine months ended September 30, 2006, our revenues were $8.2 billion and our net income was $955 million. Our principal life insurance companies have financial strength ratings of “AA-” (Very Strong) from S&P, “Aa3” (Excellent) from Moody’s, “A+” (Superior) from A.M. Best and “AA-” (Very Strong) from Fitch, and our rated mortgage insurance companies have financial strength ratings of “AA” (Very Strong) from S&P, “Aa2” (Excellent) from Moody’s and “AA” (Very Strong) from Fitch. The “AA” and “AA-” ratings are the third- and fourth-highest of S&P’s 20 ratings categories, respectively. The “Aa2” and “Aa3” ratings are the third- and fourth-highest of Moody’s 21 ratings categories, respectively. The “A+” rating is the second-highest of A.M. Best’s 15 ratings categories. The “AA” and “AA-” ratings are the third- and fourth-highest of Fitch’s 24 ratings categories, respectively.

Our principal executive offices are located at 6620 West Broad Street, Richmond, Virginia 23230. Our telephone number at that address is (804) 281-6000. We maintain a variety of websites to communicate with our distributors, customers and investors and to provide information about various insurance and investment products to the general public. None of the information on our websites is part of this prospectus.

The Notes

Repayment of Principal

The Notes mature on November 15, 2066, which is the “final maturity date” for the Notes. However, we have agreed to repay the principal amount of the Notes, together with accrued and unpaid interest, on November 15, 2036 (the “scheduled redemption date”), subject to the limitations described below.

We are required to repay the Notes on the scheduled redemption date, but only to the extent that we have raised sufficient net proceeds from the issuance of certain “replacement capital securities” permitted to be issued pursuant to the replacement capital covenant and as defined in “Description of Replacement Capital Covenant,” in the amounts specified under such caption. We will use our commercially reasonable efforts, subject to a “market disruption event,” as described under “Description of Notes—Market Disruption Event,” to raise sufficient net proceeds from the issuance of replacement capital securities in a 180-day period ending on a notice date not more than 30 or less than 15 days prior to the scheduled redemption date to permit repayment of the Notes in full on the scheduled redemption date, which we refer to as the “replacement capital obligation.” If we have not raised sufficient net proceeds to permit repayment of all principal and accrued and unpaid interest on the Notes on the scheduled redemption date, we may not otherwise redeem the Notes and the unpaid amount will remain outstanding from quarter to quarter and bear interest payable quarterly until repaid. The replacement capital obligation will continue to apply until (i) the interest payment date on which we have redeemed the Notes in full in accordance with the replacement capital obligation, (ii) the Notes are otherwise repaid in full on the final maturity date or (iii) upon an event of default resulting in an acceleration of the Notes.

If any date fixed for redemption or repayment is not a business day, then payment of the redemption price or repayment of the principal amount of the Notes, will be made on the next day that is a business day, without any interest or other payment as a result of such delay. Notwithstanding the foregoing, if we redeem the Notes when any deferred interest remains unpaid and at a time when the alternative payment mechanism is otherwise applicable, the unpaid deferred interest (including compounded amounts) may only be paid pursuant to the alternative payment mechanism described under “Description of Notes—Alternative Payment Mechanism.”

Interest

The Notes will bear interest on their principal amount from and including November 14, 2006 to but excluding November 15, 2016 at the annual rate of 6.15%, payable semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2007. If any interest payment date on or before November 15, 2016 would otherwise fall on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day and no interest will accrue as a result of that postponement.

The Notes will bear interest from and including November 15, 2016 to but excluding the final maturity date at an annual rate equal to three-month LIBOR plus 2.0025%, payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, or if any of these dates falling after November 15, 2016 is not a business day, the following business day, unless such date would fall in the next calendar month, in which case the preceding business day. However, if any of these interest payment dates falls on a date fixed for early redemption, or other redemption or repayment, and such day is not a business day, the interest payment due on that date will be postponed to the next day that is a business day and no interest will accrue as a result of that postponement.

Ranking

The Notes will constitute a series of subordinated debt securities and will be issued by Genworth Financial, Inc. under the indenture referred to herein. The Notes will be unsecured and will rank junior to all existing and future senior, subordinated and junior subordinated debt (excluding trade accounts payable or accrued liabilities arising in the ordinary course of business) of Genworth Financial, Inc., except for any future debt that by its terms is not superior in right of payment to the Notes, and will be effectively subordinated to all liabilities of our subsidiaries. Substantially all of our existing indebtedness is senior debt.

Option to Defer Interest Payments

We will have the right, on one or more occasions, to defer the payment of interest on the Notes for one or more consecutive interest periods during any period of up to 10 years (which may include a combination of semi-annual and quarterly interest periods), which we refer to as a “deferral period,” without giving rise to an event of default and without permitting acceleration under the terms of the Notes. However, our right to defer interest payments will end on the earliest of the final maturity date, any redemption of the Notes in full prior to the final maturity date as described herein or the acceleration of the Notes following an event of default.

Interest on the Notes will continue to accrue during deferral periods at the then-applicable interest rate on the Notes, compounded on each interest payment date, subject to applicable law.

During any deferral period, from the earlier of (i) the business day immediately following the first interest payment date on which we elect to pay current interest and (ii) the business day following the fifth anniversary of the commencement of the relevant deferral period, we will be required to comply with the alternative payment mechanism.

After we make all interest payments that we have deferred, including compounded amounts on the deferred payments, we may again defer interest payments during new deferral periods of up to 10 years as long as we adhere to the same requirements.

In the event of our bankruptcy, insolvency or receivership, whether voluntary or involuntary, you will only have a claim for, and right to receive, deferred and unpaid interest (including compounded interest thereon) that has not been paid prior to such event through the application of the alternative payment mechanism to the extent such interest (including compounded amounts) relates to the first two years of the portion of the deferral period for which interest has not so been paid, as described under “Description of Notes—Option to Defer Interest Payments.”

If we defer payments of interest on the Notes, the Notes will at that time be treated as being issued with original issue discount for United States federal income tax purposes. This means that you would be required to include interest income with respect to the deferred interest on your Notes in gross income for United States federal income tax purposes, even though we will not make current payments on the Notes during a deferral period. See “United States Federal Income Tax Consequences—U.S. Holders—Interest Income and Original Issue Discount.”

Certain Payment Restrictions

During any period in which a deferral period is continuing, we and our subsidiaries generally may not (i) declare or pay any dividends or any distributions on, or redeem, purchase, acquire or make a liquidation payment on, any shares of our capital stock or (ii) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of our debt securities having the same rank as or ranking junior to the Notes, subject in either case to certain limited exceptions.

In addition, if any deferral period lasts longer than one year, subject to the same limited exceptions and unless required to do so by any applicable regulatory authority, we will not repurchase, or permit our subsidiaries to purchase, our common stock for a one-year period following the date on which all deferred interest has been paid pursuant to the alternative payment mechanism.

Alternative Payment Mechanism

Unless a market disruption event has occurred and is continuing, and subject to certain limitations and conditions described under “Description of Notes—Alternative Payment Mechanism,” if we defer interest on the Notes, we will be required, not later than (i) the business day immediately following the first interest payment date during a deferral period on which we elect to pay current interest, or (ii) if earlier, the business day following the fifth anniversary of the commencement of a deferral period, to use commercially reasonable efforts to begin selling qualifying securities to persons that are not our affiliates. We will be required to use our commercially reasonable efforts to continue selling qualifying securities until we have raised an amount of net proceeds sufficient to pay the deferred interest (and compounded amounts) in full. We will not pay deferred interest (and compounded amounts) on the Notes from any source other than the net proceeds from the sale of qualifying securities, unless otherwise required at the time by any applicable regulatory authority. We refer to this process as the alternative payment mechanism. See “Description of Notes—Alternative Payment Mechanism” for a more detailed description of this mechanism.

The following securities are “qualifying securities” for purposes of the alternative payment mechanism:

•	“qualifying warrants,” which are net share settled warrants to purchase our common stock that have an exercise price greater than the current market price of our common stock as of their date of issuance, that we are not entitled to redeem for cash and that the holders of such warrants are not entitled to require us to repurchase for cash in any circumstance; and

•	“perpetual non-cumulative preferred stock,” as described under “Description of Notes—Alternative Payment Mechanism.”

Although our failure to comply with the alternative payment mechanism during a deferral period would be a breach of our obligations under the indenture, for which the Trustee or holders of the Notes, subject to certain conditions, may bring suit for enforcement, it would not constitute an event of default thereunder or give rise to a right to accelerate the maturity of the Notes or any similar remedy under the terms thereof. See “Risk Factors—You Have Limited Remedies for Defaults Under the Notes.” However, an event of default under the indenture will occur if we fail to pay all accrued and unpaid interest for a period of 30 days after the conclusion of 10 years following the first day of any deferral period. See “Description of Notes—Events of Default.”

Early Redemption

Subject to obtaining any then-required regulatory approval, we may elect to redeem the Notes (i) in whole or in part, at any time on or after November 15, 2016 at their principal amount plus accrued and unpaid interest to the date of redemption, or (ii) in whole or in part, prior to November 15, 2016 at their principal amount plus accrued and unpaid interest to the date of redemption or, if greater, a make-whole price calculated as described under “Description of Notes—Early Redemption,” provided, in each case, that the principal amount outstanding after any redemption in part is at least $50,000,000.

If the event giving rise to a redemption of the Notes prior to November 15, 2016 is a tax event or rating agency event, as defined under “Description of Notes—Early Redemption,” the discount rate used to calculate the make-whole price will be the treasury rate, as defined under such caption, plus 50 basis points. In all other cases, the discount rate used to calculate the make-whole price will be the treasury rate plus 25 basis points.

Any redemption of the Notes will be subject to the limitations described under “Description of Replacement Capital Covenant” below and “Description of Notes—Alternative Payment Mechanism.”

If any date fixed for early redemption is not a business day, then payment of the redemption price, as defined below, will be made on the next day that is a business day, without any interest or other payment for the delay.

Events of Default

The following events are events of default with respect to the Notes:

•	failure to pay deferred interest, including compounded amounts, in full on any Note for a period of 30 days after the conclusion of a 10-year period following the first day of any deferral period;

•	failure to pay the principal of any Notes on the final maturity date, or, if applicable, the “early redemption date” of such Notes; or

•	events of bankruptcy, insolvency and reorganization involving us.

“Early redemption date” means any date fixed for redemption of the Notes by us, at our option, provided that, unless otherwise specified by us, the scheduled redemption date will not be an early redemption date.

If an event of default under the indenture arising from a default in the payment of interest or principal has occurred and is continuing, the trustee or the holders of at least 25% in aggregate outstanding principal amount of the Notes will have the right to declare the principal of, and accrued interest (including compounded amounts) on, the Notes to be due and payable immediately. If an event of default under the indenture arising from events of bankruptcy, insolvency or reorganization involving us occurs, the principal of, and accrued interest on, the Notes will automatically, and without any declaration or other action on the part of the trustee or any holder of Notes, become immediately due and payable. No other breach under the indenture is an event of default or gives rise to any right to declare the principal amount of the Notes immediately payable.

Book-Entry

The Notes will be represented by one or more global securities registered in the name of and deposited with The Depository Trust Company (“DTC”) or its nominee. This means that you will not receive a certificate for your Notes and Notes will not be registered in your name, except under certain limited circumstances described under the caption “Description of Notes—Book-Entry System.”

Replacement Capital Covenant

We will covenant in a replacement capital covenant for the benefit of a specified class of covered debtholders, as defined under “Description of Replacement Capital Covenant”, that we will not, and we will cause our subsidiaries not to, redeem, repurchase or purchase, as applicable, the Notes on or before November 15, 2046 unless, subject to certain limitations, during a 180-day period ending on (1) a notice date not more than 30 and not less than 15 days prior to the date of such redemption or (2) the date of such repurchase or purchase, as applicable, we have received net proceeds from the sale of certain replacement capital securities in the amounts specified in the replacement capital covenant. Notwithstanding the foregoing, if we redeem the Notes when any deferred interest remains unpaid and at a time when the alternative payment mechanism is otherwise applicable, the unpaid deferred interest (including compounded amounts) may only be paid pursuant to the alternative payment mechanism. The replacement capital covenant will terminate upon the earliest to occur of (i) November 15, 2046, or, if earlier, the date on which the Notes are otherwise redeemed in full, (ii) the date on which the holders of a majority of the principal amount of the then-outstanding covered debt agree to terminate the replacement capital covenant, and (iii) the date on which we no longer have outstanding any indebtedness eligible to qualify as covered debt. Moreover, if an event of default resulting in an acceleration occurs, we will not have to comply with the replacement capital covenant. Our covenant in the replacement capital covenant will run only to the benefit of the covered debtholders. It may not be enforced by the holders of the Notes. The initial class of covered debtholders are the holders of our 6.5% senior notes due 2034. Pursuant to the replacement capital covenant, the holders of covered debt will have the right to pursue legal proceedings directly against us for the enforcement of the replacement capital covenant. See “Description of Replacement Capital Covenant.”

Use of Proceeds

The net proceeds of this offering will be approximately $592 million. We intend to use approximately $319 million of the net proceeds from this offering to reduce our outstanding commercial paper borrowings. We intend to use the remainder of the net proceeds from this offering for general corporate purposes.

Risk Factors

Your investment in the Notes will involve risks. You should carefully consider the discussion of risks that follows below in the section entitled “Supplemental Risk Factors,” the discussion of the risks in the section entitled “Item 1A—Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein, and the other information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus, before investing in the Notes.

SUPPLEMENTAL RISK FACTORS

You should carefully consider the supplemental risks described below in addition to the risks described under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, before investing in the Notes. You could lose part or all of your investment.

We may be unable to make payments on the Notes if we default on our senior indebtedness.

Our obligations under the Notes will be unsecured and will rank subordinate and junior in right of payment to all of our existing and future senior, senior subordinated and junior subordinated debt (except any future debt that by its terms is not superior in right of payment). This means that we cannot make any payments on the Notes if we are in payment default on our senior debt and we may not be able to make payments on the Notes if we are in default under any other provisions of our senior debt. In the event of our bankruptcy or liquidation, our assets must be used to pay off our senior debt in full before any payments may be made on the Notes.

In addition, we are a holding company and conduct substantially all of our operations through subsidiaries. However, the Notes will be obligations exclusively of Genworth Financial, Inc. and will not be guaranteed by any of our subsidiaries. Consequently, our cash flow and our ability to meet our debt service obligations depend in large part upon the cash flow of our subsidiaries and the payment of funds by our subsidiaries to us in the form of loans, dividends or otherwise. Our subsidiaries are not obligated to make funds available to us for payment of our debt securities or otherwise. As a result, the Notes will be structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contractholders), which means that creditors of our subsidiaries will be paid from their assets before holders of the Notes would have any claims to those assets.

We are a holding company and conduct substantially all of our operations through subsidiaries. As of September 30, 2006, we had outstanding $3,725 million of debt at the parent company level and our subsidiaries had outstanding $90,490 million of total liabilities (including liabilities to policyholders and contractholders), including $2,450 million of debt (excluding, in each case, intercompany liabilities). The indenture governing the Notes does not limit our ability to incur senior, subordinated or secured debt, or our ability, or that of any of our existing or future subsidiaries, to incur other indebtedness and other liabilities or issue preferred stock.

Our agreement to redeem the Notes on or after the scheduled redemption date is limited by the replacement capital covenant and the replacement capital obligation.

Our agreement to redeem the Notes on or after the scheduled redemption date is subject to the replacement capital covenant and the replacement capital obligation.

We are entering into a replacement capital covenant for the benefit of holders of a designated series of our indebtedness that ranks senior to the Notes, pursuant to which we will covenant that we will not repay, redeem or repurchase any Notes on or before November 15, 2046, subject to certain limitations, unless during a 180-day period ending on the notice date not more than 30 and not less than 15 days prior to the date of such redemption, repurchase or purchase, as applicable, we or our subsidiaries have received sufficient proceeds from the sale of replacement capital securities in the amounts specified in the replacement capital covenant. Although under the replacement capital covenant, the principal amount of Notes that we may redeem may be based on the net cash proceeds from certain issuances of replacement capital securities, we may modify the replacement capital covenant without your consent. In addition, under the indenture we have no obligation to use commercially reasonable efforts to issue any securities other than replacement capital securities that may entitle us under the replacement capital covenant to repay the Notes, nor do we have any obligation to use the proceeds of such issuance of any other securities to repay the Notes on the scheduled redemption date or at any time thereafter. See “Description of Replacement Capital Covenant.”

In the replacement capital obligation, we will agree to redeem the Notes on the scheduled redemption date only out of proceeds raised from the sale, in a 180-day period ending on a notice date not more than 30 or less than 15 days prior to the scheduled redemption date, of replacement capital securities permitted to be issued pursuant to the replacement capital covenant and as defined in “Description of Replacement Capital Covenant” below, in the amounts specified under such caption. See “Description of Notes—Repayment of Principal; Replacement Capital Obligation.”

If a market disruption event occurs or we are unable to raise sufficient net proceeds from the sale of replacement capital securities to permit full redemption on the scheduled redemption date, the unpaid amount will remain outstanding from quarter to quarter until (i) we have raised sufficient proceeds to permit repayment in full in accordance with the replacement capital obligation, (ii) the Notes are otherwise redeemed in full on the final maturity date or (iii) an event of default resulting in an acceleration occurs. See “Description of Notes—Replacement of Principal; Replacement Capital Obligation.”

We may amend the replacement capital obligation without your consent to impose additional restrictions on the types of securities qualifying as replacement capital securities or to eliminate common stock and/or mandatorily convertible preferred stock (but only to the extent exchangeable for common stock) as securities the proceeds of which may be included for purposes of the replacement capital obligation under certain circumstances. See “Description of Notes—Repayment of Principal; Replacement Capital Obligation.”

Our ability to raise proceeds in connection with this obligation to repay the Notes will depend on, among other things, market conditions at the time the obligation arises, as well as the acceptability to prospective investors of the terms of these securities.

Accordingly, there could be circumstances in which it would be in the interest of both you and us that some or all of the Notes be redeemed, and sufficient cash is available for that purpose, but we will be restricted from doing so because we did not obtain sufficient proceeds from the sale of replacement capital securities.

After November 15, 2016, the interest rate of the Notes will fluctuate and may decline below the fixed rate.

Prior to November 15, 2016, the Notes will accrue interest at a fixed interest rate of 6.15%. After November 15, 2016, the Notes will accrue interest at a floating interest rate. This floating rate may be volatile over time and may be substantially less than the fixed rate paid on the Notes on or prior to November 15, 2016. Apart from reducing the current interest income on the Notes, this volatility may reduce the value of the Notes in any available trading market.

We may defer interest payments for 10 years without an event of default.

We will have the right, on one or more occasions, to defer the payment of interest on the Notes for one or more consecutive interest periods during any period of up to 10 years, without giving rise to an event of default and without permitting acceleration under the terms of the Notes. However, our right to defer interest payments will end on the earliest of the final maturity date, any redemption of the Notes in full prior to the final maturity date or the acceleration of the Notes following an event of default.

Although we would be subject to the alternative payment mechanism following the fifth anniversary of the commencement of a deferral period, if we are unable to raise sufficient eligible proceeds, we may fail to pay accrued interest on the Notes for a period of up to 10 consecutive years without causing an event of default.

If we exercise our rights to defer interest, you will receive no or limited current interest payments on the Notes and, so long as we are otherwise in compliance with our obligations, you will have no remedies against us for nonpayment of interest unless we fail to pay all deferred interest (including compounded amounts) for a period of 30 days after the conclusion of a 10-year deferral period.

We currently do not intend to exercise our right to defer payments of interest on the Notes. However, if we exercise that right in the future and a trading market for the Notes develops, the market price of the Notes is likely to be adversely affected. As a result of the existence of our deferral right, the market price of the Notes may be more volatile than the market prices of other securities that are not subject to optional deferrals.

If we defer interest payments on the Notes, you will be required to accrue interest income as original issue discount for United States federal income tax purposes on your proportionate share of the deferred income on the

Notes. As a result, you would be required to include that accrued interest in your gross income for United States federal income tax purposes before you actually receive any cash attributable to that income. See “United States Federal Income Tax Consequences.” You will also not receive cash distributions related to any accrued and unpaid interest if you sell the Notes before the record date for any deferred distributions, even if you held the Notes on the date that the payments would normally have been paid.

Our ability to pay deferred interest pursuant to the alternative payment mechanism depends on a number of factors beyond our control.

If we defer interest payments, we will be subject to the alternative payment mechanism and be required, not later than (i) the business day immediately following the first interest payment date during a deferral period on which we elect to pay current interest, or (ii) if earlier, the business day following the fifth anniversary of the commencement of a deferral period, to use commercially reasonable efforts to begin selling qualifying securities to persons that are not our affiliates. We will not pay deferred interest (and compounded amounts) on the Notes from any source other than the net proceeds from such sale of qualifying securities, unless otherwise required at the time by any applicable regulatory authority. If a market disruption event occurs or certain caps are met on the aggregate number of shares underlying qualifying warrants or on the proceeds that may be raised by issuing perpetual non-cumulative preferred stock, we may be prevented or delayed from selling qualifying securities pursuant to the alternative payment mechanism and, accordingly, from paying deferred interest on the Notes. Market disruption events include events and circumstances both within and beyond our control, such as the failure to obtain any consent or approval of our shareholders or a regulatory body or governmental authority to issue qualifying securities notwithstanding our commercially reasonable efforts.

Moreover, we may encounter difficulties in successfully marketing qualifying securities, particularly during times we are subject to the restrictions on dividends as a result of the deferral of interest. If we do not sell sufficient qualifying securities to fund deferred interest payments in these circumstances, we will not be permitted to pay deferred interest, even if we have cash available from other sources. See “Description of Notes—Option to Defer Interest Payments,” “—Alternative Payment Mechanism” and “—Market Disruption Events.”

You have limited remedies for defaults under the Notes.

The remedies for any breach of our obligations and restrictions under the Notes (except those described in the immediately following paragraph) are limited, including those available for breach of the alternative payment mechanism, the limitation on the source for payments of deferred interest, the restrictions imposed in connection with any optional deferral of interest payments, or our obligation to raise proceeds from the issuance of replacement capital securities to permit the repayment of the Notes on or after the scheduled redemption date. Our failure to comply with these obligations and restrictions would not constitute an event of default or give rise to a right of acceleration of the Notes or similar remedy under the terms of the indenture. The sole remedy under such circumstances is for the Trustee or holders of the Notes, subject to certain conditions, to bring suit for enforcement of such obligations and restrictions.

The only “events of default” under the indenture that will permit the acceleration of the principal of and interest on the Notes are (1) our failure to pay deferred interest, including compounded amounts, in full on any Note for a period of 30 days after the conclusion of a 10-year period following the first day of any deferral period, (2) our failure to pay the principal of any Notes on the final maturity date, or, if applicable, the early redemption date; and (3) events of bankruptcy, insolvency and reorganization involving us.

The Notes may be redeemed at any time.

Subject to obtaining any then-required regulatory approval, we may elect to redeem the Notes (i) on or after November 15, 2016 at their principal amount plus accrued and unpaid interest to the date of redemption, or

(ii) prior to November 15, 2016 at their principal amount plus accrued and unpaid interest to the date of redemption or, if greater, a make-whole price calculated as described under “Description of Notes—Early Redemption.”

If the event giving rise to a redemption of the Notes prior to November 15, 2016 is a tax event or rating agency event, as defined under “Description of Notes—Early Redemption,” the discount rate used to calculate the make-whole price will be the treasury rate, as defined under such caption, plus 50 basis points. In all other cases, the discount rate used to calculate the make-whole price will be the treasury rate plus 25 basis points.

If the Notes are redeemed, the redemption would be a taxable event to you. In addition, you might not be able to reinvest the money you receive upon redemption of the Notes at the same rate as the rate of return on the Notes.

Your claims in bankruptcy, insolvency and receivership to receive payment in respect of accrued interest may be limited.

In the event of our bankruptcy, insolvency or receivership, whether voluntary or involuntary, you will only have a claim for, and right to receive, deferred and unpaid interest (including compounded amounts) that has not been paid prior to such event through the application of the alternative payment mechanism to the extent such interest (including compounded amounts) relates to the first two years of the portion of the deferral period for which interest has not so been paid, as further described under “Description of the Notes—Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership.”

Since we are permitted to defer interest payments for up to 10 years without an event of default, claims may be extinguished in respect of interest accrued during as many as eight years.

If you sell your Notes before the record date for a distribution payment, you will have to include accrued but unpaid distributions in your taxable income.

If you dispose of your Notes before the record date for a distribution payment, you will have to treat a portion of your proceeds from the disposition as ordinary income for United States federal income tax purposes in an amount equal to the accrued but unpaid interest on your Notes through the date of your disposition, even though the amount you receive for your Notes may not fully reflect the value of any accrued but unpaid interest at the time of the disposition.

Upon the sale of your Notes you will recognize a capital loss if the amount you receive is less than your adjusted tax basis in the Notes. Normally, you may not apply capital losses to offset ordinary income for United States federal income tax purposes.

See “United States Federal Income Tax Consequences” for more information.

An active trading market for the Notes may not develop.

The Notes constitute a new issue of securities, for which there is no existing market. We do not intend to apply for listing of the Notes on any securities exchange or for quotation of the Notes in any automated dealer quotation system. We cannot provide you with any assurance regarding whether a trading market for the Notes will develop, the ability of holders of the Notes to sell their Notes or the price at which holders may be able to sell their Notes. The underwriters have advised us that they currently intend to make a market in the Notes. However, the underwriters are not obligated to do so, and any market-making with respect to the Notes may be discontinued at any time without notice. If no active trading market develops, you may be unable to resell your Notes at any price or at their fair market value.

If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the Notes.

The price for the Notes depends on many factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance and future prospects;

•	our right to defer payment on the Notes; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the Notes.

In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the insurance industry as a whole and may change their credit rating for us based on their overall view of our industry. A negative change in our rating could have an adverse effect on the price of the Notes.

USE OF PROCEEDS

The net proceeds of this offering will be approximately $592 million. We intend to use approximately $319 million of the net proceeds from this offering to reduce our outstanding commercial paper borrowings. As of the date of this prospectus supplement, the aggregate amount of our outstanding commercial paper borrowings was $518 million, the weighted average interest rate on commercial paper outstanding was 5.33%, and the weighted average maturity was 22 days.

We intend to use the remainder of the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

Set forth below is our capitalization as of September 30, 2006, on an historical basis and as adjusted to give effect to the sale of the $600 million principal amount of Notes offered by this prospectus supplement and the application of the net proceeds of that sale as described above under “Use of Proceeds.”

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included in our annual report on Form 10-K and our quarterly reports on Form 10-Q incorporated by reference in the accompanying prospectus.

	September 30, 2006
(Dollar amounts in millions)	Historical	As adjusted
Cash and cash equivalents	$2,302	$2,575

Borrowings and other obligations:
Short-term borrowings	295	199	(1)
Long-term borrowings:
Yen notes(2)	485	485
Senior notes(3)	2,245	2,245
Notes offered hereby	—	598

Total long-term borrowings	2,730	3,328
Non-recourse funding obligations(4)	2,450	2,450
Senior notes underlying equity units(5)	600	600
Series A Preferred Stock, mandatorily redeemable, liquidation preference of $50 per share	100	100

Total borrowings and other obligations	6,175	6,677

Stockholders’ equity:
Class A Common Stock, $0.001 par value; 1.5 billion shares authorized; 492 million shares issued and outstanding (including 40 million shares held in treasury)	—	—
Additional paid-in capital	10,737	10,737

Total paid-in capital	10,737	10,737
Accumulated other comprehensive income	1,166	1,166
Retained earnings	2,581	2,581

Treasury stock, at cost (40 million shares)	(1,175)	(1,175)

Total stockholders’ equity	13,309	13,309

Total capitalization	$19,484	$19,986

(1)	Represents $295 million of commercial paper borrowings as of September 30, 2006 and an additional $223 million of commercial paper that we issued in October 2006 to fund our acquisition of AssetMark Investment Services, Inc., which closed on October 20, 2006, reduced by $319 million from the proceeds of this offering.
(2)	Represents 1.6% notes due 2011, denominated in Japanese yen. For a description of the Yen notes, see note 13 to our financial statements included in our annual report on Form 10-K incorporated by reference in the accompanying prospectus.
(3)	Represents LIBOR floating rate senior notes due 2007, 4.75% senior notes due 2009, 5.75% senior notes due 2014, 4.95% senior notes due 2015 and 6.50% senior notes due 2034. For a description of the senior notes, see note 13 to our financial statements included in our annual report on Form 10-K incorporated by reference in the accompanying prospectus.
(4)	For a description of our outstanding non-recourse funding obligations, see (1) note 13 to our financial statements included in our annual report on Form 10-K, and (2) our current report on Form 8-K, filed on October 25, 2006, each of which is incorporated by reference in the accompanying prospectus. The Form 8-K refers to the issuance of an additional $315 million of non-recourse funding obligations on October 24, 2006. This amount is not reflected herein.
(5)	Represents notes forming part of our 6.00% Equity Units. For a description of the terms of our 6.00% Equity Units, see note 13 to our financial statements included in our annual report on Form 10-K incorporated by reference in the accompanying prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

For purposes of determining the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before taxes and accounting changes plus fixed charges from continuing and discontinued operations. “Fixed charges” consist of (1) interest expense on short-term and long-term borrowings, including dividends on our Series A Preferred Stock and contract adjustment payments on our equity units, (2) interest credited to policyholders on annuities and financial products, and (3) the portion of operating leases that are representative of the interest factor.

	Nine months ended September 30, 2006	Year ended December 31,
		2005	2004	2003	2002	2001
Ratio of earnings to fixed charges (including interest credited to investment contractholders)	2.00	2.04	1.98	1.74	1.94	1.99
Ratio of earnings to fixed charges (excluding interest credited to investment contractholders)	6.20	6.88	8.09	8.55	11.12	11.35

DESCRIPTION OF NOTES

We have summarized below certain terms of the Notes. This summary is not complete. You should refer to the indenture, which has been filed as an exhibit to the registration statement, and the supplemental indenture thereto, to be dated as of the date of completion of this offering, in each case, between us and The Bank of New York Trust Company, N.A., as trustee (which we refer to together as the “indenture”). References to “we,” “us” and “our” in the following description refer only to Genworth Financial, Inc. and not any of its subsidiaries.

The Notes will be a series of “subordinated debt securities” under the indenture, limited to $600,000,000 in aggregate principal amount. The Notes will be issued in minimum denominations of $1,000 principal amount and any integral multiple thereof. The Notes will be unsecured and junior in right of payment to all of our senior indebtedness. See “Ranking” below. Substantially all our existing indebtedness is senior debt.

Interest Rate and Interest Payment Dates

The Notes will bear interest on their principal amount from and including November 14, 2006 to but excluding November 15, 2016 at the annual rate of 6.15%, payable semi-annually in arrears on May 15 and November 15 of each year, beginning May 15, 2007. The amount of interest payable for any interest period ending on or prior to November 15, 2016 will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date on or before November 15, 2016 would otherwise fall on a day that is not a business day, the interest payment due on that date will be postponed to the next day that is a business day and no interest will accrue as a result of that postponement.

The Notes will bear interest from and including November 15, 2016 to but excluding November 15, 2066 (the “final maturity date”), at an annual rate equal to three-month LIBOR plus 2.0025%, computed on the basis of a 360-day year and the actual number of days elapsed, and payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, or, if any of these dates falling after November 15, 2016 is not a business day, the following business day unless such business day would fall in the next calendar month, in which case the preceding business day. However, if any of these interest payment dates falls on a date fixed for early redemption, or other redemption or repayment, and such day is not a business day, the interest payment due on that date will be postponed to the next day that is a business day and no interest will accrue as a result of that postponement.

We refer to the dates on which interest on the Notes is payable as “interest payment dates” and to the period beginning on and including November 14, 2006 and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date as an “interest period.”

For the purposes of calculating interest due on the Notes after November 15, 2016 and on or prior to the final maturity date:

•

“Three-month LIBOR” means, with respect to any interest period, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that interest period and ending on the next interest payment date (the “relevant period”) that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the LIBOR determination date for that interest period. If such rate does not appear on MoneyLine Telerate Page 3750, LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for the relevant period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with us), at approximately 11:00 a.m., London time on the LIBOR determination date for that interest period. The calculation agent will request the principal London office of each such bank to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent (after consultation with us), at approximately 11:00 a.m., New York City time, on the first day of that interest period for loans in U.S. dollars to leading European banks for the relevant period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, three-month LIBOR for that interest period will be the same as three-month LIBOR as determined for the previous interest period or, in the case of the interest period beginning on November 15, 2016, the interest rate on the Notes will be 7.37785%. The establishment of three-month LIBOR for each three-month interest period beginning on or after November 15, 2016 by the calculation agent shall (in the absence of manifest error) be final and binding.

•	“Calculation agent” means The Bank of New York Trust Company, N.A., or any other firm appointed by us, acting as calculation agent.

•	“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England.

•	“LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant period.

•	“MoneyLine Telerate Page” means the display on Moneyline Telerate, Inc., or any successor service, on Telerate Page 3750 or any replacement page or pages on that service.

•	“Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate Page (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

Accrued interest that is not paid on the applicable interest payment date will bear additional interest, to the extent permitted by law, at the interest rate in effect from time to time, from the relevant interest payment date, compounded on each subsequent interest payment date. When we use the term “interest,” we are referring not only to regularly scheduled interest payments but also interest on interest payments not paid on the applicable interest payment date.

If any amount of Notes remains outstanding after November 15, 2036 (the “scheduled redemption date”), the principal amount of the outstanding Notes will continue to bear interest at a floating interest rate until repaid as described under “—Repayment of Principal; Replacement Capital Obligation” below.

Interest is payable on each interest payment date to the person in whose name the Note is registered at the close of business on the business day next preceding the interest payment date. If the Notes do not remain in book-entry form or are not in the form of a global certificate, interest will be payable on each interest payment date to the persons in whose names the Notes are registered as of 5:00 p.m., New York time, on the date that is fifteen days next preceding such interest payment date (whether or not such day is a business day).

Option to Defer Interest Payments

We will have the right, on one or more occasions, to defer the payment of interest on the Notes for one or more consecutive interest periods during any period of up to 10 years (which may include a combination of semi-annual and quarterly interest periods), which we refer to as a “deferral period,” without giving rise to an event of default and without permitting acceleration under the terms of the Notes. However, our right to defer interest payments will end on the earliest of the final maturity date, any redemption of the Notes in full prior to the final maturity date or the acceleration of the Notes following an event of default.

Interest on the Notes will continue to accrue during deferral periods at the then-applicable interest rate on the Notes, compounded on each interest payment date, subject to applicable law.

We will agree in the indenture that:

•	not later than (i) the business day immediately following the first interest payment date on which we elect to pay current interest or, if earlier, (ii) the business day following the fifth anniversary of the commencement of the relevant deferral period, we will be required to use commercially reasonable efforts to sell “qualifying securities” pursuant to the alternative payment mechanism, subject to the “warrant issuance cap,” the “preferred stock issuance cap” and the “share cap,” each as defined under “—Alternative Payment Mechanism” below, and unless we have delivered notice of a “market disruption event,” to apply the “eligible proceeds” (as these terms are defined under “—Market Disruption Events” and “—Alternative Payment Mechanism” below) to the payment of any deferred interest (and compounded amounts) on the next interest payment date, and this requirement will continue in effect until the end of the deferral period; and

•	we will not pay deferred interest on the Notes (and compounded amounts thereon) prior to the final maturity date from any source other than eligible proceeds, although we may pay current interest at all times from any available funds.

Although our failure to comply with the foregoing rules with respect to the alternative payment mechanism and payment of interest during a deferral period will be a breach of the indenture, for which the Trustee and holders of the Notes, subject to certain conditions, may bring suit for enforcement, it will not constitute an event of default under the indenture or give rise to a right of acceleration of the Notes or any similar remedy under the terms thereof.

If we are involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the alternative payment mechanism will not apply to any interest that is deferred and unpaid as of the date of consummation of the business combination. The alternative payment mechanism will apply, however, to any interest on the Notes that is deferred after such date.

To the extent that we apply proceeds from the sale of qualifying securities to pay interest, we will allocate the proceeds first to deferred payments of interest (and compounded amounts on such payments) in chronological order based on the date each payment was first deferred.

At the end of a 10-year deferral period, we must pay all deferred interest.

After we make all interest payments that we have deferred, including compounded amounts on the deferred payments, we may again defer interest payments during new deferral periods of up to 10 years as long as we adhere to the same requirements.

In the event of our bankruptcy, insolvency or receivership, whether voluntary or involuntary, you will only have a claim for, and right to receive, deferred and unpaid interest (including compounded amounts) that has not been paid prior to such event through the application of the alternative payment mechanism to the extent such interest (including compounded amounts) relates to the first two years of the portion of the deferral period for which interest has not so been paid. See also “—Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership.”

We will give the holders of the Notes and the trustee written notice of our election to begin a deferral period at least one business day before the record date for the next interest payment date. However, our failure to pay interest on an interest payment date will constitute the commencement of a deferral period unless we pay such interest within five business days of the interest payment date, whether or not we provide a notice of deferral. For the avoidance of doubt, the non-payment of interest for five business days does not give rise to a default under the indenture.

Dividend and Other Payment Stoppages during Interest Deferral and under Certain Other Circumstances

We will agree in the indenture that so long as any Notes remain outstanding during any deferral period, we will not, and will not permit any of our subsidiaries to:

•	declare or pay any dividends or any distributions on, or redeem, purchase, acquire or make a liquidation payment on, any shares of our capital stock; or

•	make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of our debt securities that rank pari passu with or junior to the Notes.

However, at any time, including during a deferral period, we will be permitted to:

•	pay dividends or distributions to common shareholders in additional shares of our common stock;

•	declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan, or redeem or repurchase any rights distributed pursuant to such a plan; and

•	purchase common stock for issuance pursuant to any employee benefit plans.

In addition, if any deferral period lasts longer than one year, we will not, subject to the same limited exceptions and unless required to do so by any applicable regulatory authority, repurchase, or permit our subsidiaries to purchase, our common stock for a one-year period following the date on which all deferred interest has been paid pursuant to the alternative payment mechanism.

If we are involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the immediately preceding sentence will not apply to any deferral period that is terminated on the next interest payment date following the date of consummation of the business combination.

Alternative Payment Mechanism

Subject to certain conditions described below and the exclusion described in “—Market Disruption Events” below, if we defer interest on the Notes, we will be required, not later than (i) the business day immediately following the first interest payment date during a deferral period on which we elect to pay current interest, or (ii) if earlier, the business day following the fifth anniversary of the commencement of a deferral period, to use commercially reasonable efforts to begin issuing “qualifying securities” (as defined below) to persons that are not our affiliates. We will be required, with respect to any subsequent interest payment date during a deferral period until the deferred interest has been paid in full, to use commercially reasonable efforts to sell qualifying securities until we have raised an amount of “eligible proceeds” that is sufficient to pay all deferred interest (and compounded amounts) accrued up to such interest payment date, provided that, if, due to a market disruption event or otherwise, we are able to raise some, but not all, net proceeds from the sale of qualifying securities necessary to pay all deferred interest (and compounded amounts) on any interest payment date, we will apply any such available net proceeds on such interest payment date to pay accrued and unpaid installments of interest in chronological order. We will not pay deferred interest (and compounded amounts) on the Notes from any source other than the net proceeds from the sale of qualifying securities, unless otherwise required at the time by any applicable regulatory authority. We refer to this method of funding the payment of accrued and unpaid interest as the “alternative payment mechanism.”

For each relevant interest payment date, “eligible proceeds” means the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) we have received during the 180-day period prior to that interest payment date from the issuance or sale of “qualifying securities,” subject to the warrant issuance cap, the preferred stock issuance cap or the share cap, as applicable, to persons that are not our subsidiaries.

“Qualifying securities” means

•	“qualifying warrants,” which are net share settled warrants to purchase our common stock that have an exercise price greater than the current market price of our common stock as of their date of issuance, that we are not entitled to redeem for cash and that the holders of such warrants are not entitled to require us to repurchase for cash in any circumstance; and

•	“perpetual non-cumulative preferred stock” which means non-cumulative perpetual preferred stock that is either non-callable or callable with a legally binding replacement covenant or callable with a “mandatory trigger provision” and subject to “intent-based replacement disclosure,” as such terms are defined under “Description of Replacement Capital Covenant” below.

We intend to issue qualifying warrants with exercise prices at least 10% above the current market price of our common stock on the date of issuance and with other commercially reasonable terms. The “current market price” of our common stock on any date will be the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which our common stock is traded or quoted. If our common stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the “current market price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “current market price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

Under the alternative payment mechanism, we may not issue qualifying warrants prior to the fifth anniversary of the commencement of any deferral period pursuant to the alternative payment mechanism to the extent that the number of shares of our common stock underlying any issuance of qualifying warrants applied to pay such interest, together with the number of shares underlying all prior issuances of qualifying warrants during such deferral period so applied, would exceed 2% of the total number of issued and outstanding shares of our common stock as of the date of our then most recent publicly available consolidated financial statements (the “warrant issuance cap”). In addition, we may not issue perpetual non-cumulative preferred stock pursuant to the alternative payment mechanism to the extent that the net proceeds of any issuance of perpetual non-cumulative preferred stock applied to pay deferred interest, together with the net proceeds of all prior issuances of perpetual non-cumulative preferred stock so applied, would exceed 25% of the aggregate principal amount of the issuance of the Notes offered hereby (the “preferred stock issuance cap”).

Once we reach the warrant issuance cap for any deferral period, we may not issue more qualifying warrants prior to the fifth anniversary of the commencement of such deferral period pursuant to the alternative payment mechanism even if there is a subsequent increase in the number of outstanding shares of our common stock. The warrant issuance cap will cease to apply following the fifth anniversary of the commencement of any deferral period, at which point we may only pay any deferred interest, regardless of the time at which it was deferred, using the alternative payment mechanism, subject to the preferred stock issuance cap, the share cap and any market disruption event. If the warrant issuance cap has been reached during a deferral period and we subsequently pay all deferred payments (and compound amounts) prior to the fifth anniversary of such deferral period, the warrant issuance cap will cease to apply, and will only apply again once we start a new deferral period. The preferred stock issuance cap will apply so long as the Notes remain outstanding and all proceeds of issuances of perpetual non-cumulative preferred stock used to pay deferred interest hereunder will count against such cap.

We may not issue qualifying warrants pursuant to the alternative payment mechanism to the extent that the total number of shares of our common stock underlying such qualifying warrants, together with all prior issuances of qualifying warrants, exceeds 50 million shares (subject to customary anti-dilution adjustments) (the “share cap”). The share cap will apply so long as the Notes remain outstanding, but we must use commercially reasonable efforts to increase the share cap from time to time to a number of shares that would allow us to satisfy our obligations with respect to the alternative payment mechanism.

Although our failure to comply with our obligations with respect to the alternative payment mechanism will be a breach of our obligations under the indenture, for which the Trustee and holders of the Notes, subject to certain conditions, may bring suit for enforcement, it will not constitute an event of default thereunder or give rise to a right of acceleration of the Notes or any similar remedy under the terms thereof. The remedies of holders of the Notes will be limited in such circumstances as described under “Risk Factors—You Have Limited Remedies for Defaults Under the Notes” above.

If, due to a market disruption event or otherwise, we were able to raise some, but not all, eligible proceeds necessary to pay all deferred interest (including compounded amounts) on any interest payment date, we will apply any available eligible proceeds to pay accrued and unpaid interest on the applicable interest payment date in chronological order. If we have outstanding securities in addition to, and that rank pari passu with, the Notes under which we are obligated to sell qualifying securities and apply the net proceeds to the payment of deferred interest or distributions, then on any date and for any period the amount of net proceeds received by us from those sales and available for payment of the deferred interest and distributions shall be applied to the Notes and those other securities on a pro rata basis in accordance with their respective outstanding principal amounts, or on such other basis as any applicable regulator may approve.

We will be relieved of our obligations under the alternative payment mechanism in respect of any interest payment date if we provide written certification to the trustee (which the trustee will promptly forward upon receipt to each holder of record of Notes) no more than 30 and no less than 15 days in advance of that interest payment date certifying that:

•	a market disruption event was existing after the immediately preceding interest payment date; and

•	either (a) the market disruption event continued for the entire period from the business day immediately following the preceding interest payment date to the business day immediately preceding the date on which that certification is provided or (b) the market disruption event continued for only part of this period, but we were unable after commercially reasonable efforts to raise sufficient eligible proceeds during the rest of that period to pay all accrued and unpaid interest.

“Commercially reasonable efforts” to sell securities in accordance with the alternative payment mechanism means commercially reasonable efforts to complete the offer and sale of qualifying securities to third parties that are not subsidiaries of ours in public offerings or private placements. We will not be relieved of our obligations under the alternative payment mechanism if we determine not to pursue or complete the sale of qualifying securities due to pricing, dividend rate or dilution considerations.

Market Disruption Events

A “market disruption event” means, for purposes of sales of qualifying securities pursuant to the alternative payment mechanism or sales of replacement capital securities pursuant to the replacement capital obligation described below, as applicable (collectively, the “permitted securities”), the occurrence or existence of any of the following events or sets of circumstances:

•	trading in securities generally (or shares of our securities specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which our common stock and/or preferred stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted or minimum prices shall have been established on any such market or exchange by the SEC, by the relevant exchange or any other regulatory body or governmental authority having jurisdiction that materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, permitted securities;

•	we would be required to obtain the consent or approval of our shareholders or of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue the permitted securities, and fail to obtain such consent or approval notwithstanding our commercially reasonable efforts to such effect;

•	an event occurs and is continuing as a result of which the offering document for the offer and sale of the permitted securities would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in that offering document or necessary to make the statements in that offering document not misleading and either (a) the disclosure of that event at the time the event occurs, in our reasonable judgment, would have a material adverse effect on our business or (b) the disclosure relates to a previously undisclosed proposed or pending material business transaction and we have a bona fide business reason for keeping the same confidential or the disclosure of which would impede our ability to consummate that transaction; provided that one or more events described under this bullet point shall not constitute a market disruption event with respect to more than one semi-annual or two consecutive quarterly interest payment dates;

•	we reasonably believe that the offering document for the offer and sale of the permitted securities would not be in compliance with a rule or regulation of the SEC (for reasons other than those referred to in the immediately preceding bullet point) and we are unable to comply with such rule or regulation or such compliance is unduly burdensome, provided that no single suspension contemplated by this bullet point may exceed 90 consecutive days and multiple suspension periods contemplated by this bullet point may not exceed an aggregate of 180 days in any 360-day period;

•	there is a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States, that materially disrupts the markets on which our securities are trading, such as to make it, in our judgment, impracticable to proceed with the offer and sale of the permitted securities;

•	a material disruption shall have occurred in commercial banking or securities settlement or clearing services in the United States; or

•	a banking moratorium shall have been declared by federal or state authorities of the United States, that results in a disruption of any of the markets on which our securities are trading.

Repayment of Principal; Replacement Capital Obligation

The Notes mature on November 15, 2066, which is the “final maturity date” for the Notes. However, we have agreed to repay the principal amount of the Notes, together with accrued and unpaid interest, on November 15, 2036, the “scheduled redemption date,” subject to the limitations described below.

Our obligation to repay the Notes on the scheduled redemption date is limited.

We are required to repay the Notes on the scheduled redemption date only to the extent that we have raised sufficient net proceeds from the issuance of certain replacement capital securities permitted to be issued pursuant to the replacement capital covenant and as defined in “Description of Replacement Capital Covenant” below, in the amounts specified under such caption, on or before the scheduled redemption date. We will use commercially reasonable efforts, subject to a market disruption event, to raise sufficient net proceeds from the issuance of replacement capital securities in a 180-day period ending on a notice date not more than 30 or less than 15 days prior to the scheduled redemption date to permit repayment of the Notes in full on the scheduled redemption date, which we refer to as the “replacement capital obligation.” If we have not raised sufficient proceeds to permit repayment of all principal and accrued and unpaid interest on the Notes on the scheduled redemption date, we may not otherwise redeem the Notes and the unpaid amount will remain outstanding from quarter to quarter and bear interest, payable quarterly, until repaid. Notwithstanding the foregoing, if we redeem the Notes when any deferred interest remains unpaid and at a time when the alternative payment mechanism is otherwise applicable, the unpaid deferred interest (including compounded amounts) may only be paid pursuant to the alternative payment mechanism. The replacement capital obligation will continue to apply until (i) the interest payment date on which we have redeemed the Notes in full in accordance with the replacement capital obligation, (ii) the Notes are otherwise paid in full on the final maturity date or (iii) upon an event of default resulting in acceleration of the Notes. Except under those circumstances, our failure to use commercially reasonable efforts to raise sufficient proceeds would be a breach of covenant under the indenture, for which the Trustee and holders of the Notes, subject to certain conditions, may bring suit for enforcement. However, in no event will such failure be an event of default thereunder.

If any date fixed for redemption or repayment is not a business day, then payment of the redemption price or repayment of the principal amount of the Notes, will be made on the next day that is a business day, without any interest or other payment as a result of such delay.

We generally have the right to modify or terminate the replacement capital obligation only with the consent of the holders of a majority in principal amount of the Notes. We have the right, however, to amend the replacement capital obligation at any time, without the consent of such holders (i) where such amendment is not adverse to such holders and an officer of ours has delivered to such holders a written certification stating that, in his or her determination, such amendment is not adverse to such holders, (ii) to impose additional restrictions on the types of securities qualifying as replacement capital securities, and an officer of ours has delivered to such holders a written certification to that effect or (iii) to eliminate common stock and/or mandatorily convertible preferred stock (but only to the extent exchangeable for common stock) as securities the proceeds of which may be included for purposes of the replacement capital obligation if, in the case of this clause (iii), we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes.

Any principal amount of the Notes, together with accrued and unpaid interest, will be due and payable on the final maturity date, regardless of the amount of replacement capital securities we have issued and sold by that time.

“Commercially reasonable efforts” to sell our replacement capital securities means commercially reasonable efforts to complete the offer and sale of our replacement capital securities to third parties that are not subsidiaries of ours in public offerings or private placements. We will not be considered to have made commercially reasonable efforts to effect a sale of replacement capital securities if we determine to not pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

We will not be required to redeem the Notes on the scheduled redemption date or any interest payment date following the scheduled redemption date, as the case may be (each a “required repayment date”), to the extent we provide written certification to the trustee (which the trustee will promptly forward upon receipt to each holder of record of Notes) no more than 30 and no less than 15 days in advance of such required repayment date certifying that:

•	a market disruption event was existing during the 180-day period preceding the date of the certificate or, in the case of any required repayment date after the scheduled redemption date, the 90-day period preceding the date of the certificate; and

•	either (a) the market disruption event continued for the entire 180-day period or 90-day period, as the case may be, or (b) the market disruption event continued for only part of the period, but we were unable after commercially reasonable efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Notes in full.

Net proceeds that we are permitted to apply to repayment of the Notes on and after the scheduled redemption date will be applied, first, to pay deferred interest in chronological order to the extent of eligible proceeds under the alternative payment mechanism, second, to pay current interest that we are not paying from other sources and, third, to repay the principal of Notes; provided that if we raise less than $5 million of net proceeds from the sale of replacement capital securities during the applicable 180 or 90 day period preceding the scheduled redemption date or any subsequent quarterly interest payment date, we will not be required to repay any Notes on the scheduled redemption date or such quarterly interest payment date, as applicable, but we will use those net proceeds to repay the Notes on the next quarterly interest payment date as of which we have raised at least $5 million of net proceeds; provided, further, that if we are obligated to use commercially reasonable efforts to sell replacement capital securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the Notes, then on any date and for any period the amount of net proceeds received by us from those sales and available for such payments shall be applied to the Notes and those other securities having the same scheduled repayment date or scheduled redemption date as the Notes pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled repayment date or scheduled redemption date until the principal of and all accrued and unpaid interest on the Notes has been paid in full.

Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership

The indenture provides that a holder of Notes, by its acceptance of the Notes, agrees that in the event of our bankruptcy, insolvency or receivership, whether voluntary or involuntary, such holder will only have a claim for, and right to receive, deferred and unpaid interest (including compounded amounts) that has not been paid prior to such event through the application of the alternative payment mechanism to the extent such interest (including compounded amounts) relates to the first two years of the portion of the deferral period for which interest has not so been paid.

Early Redemption

Subject to obtaining any then-required regulatory approval, the Notes are redeemable:

•	in whole or in part, at any time on or after November 15, 2016 at their principal amount plus accrued and unpaid interest to the date of redemption, provided that in the event of a redemption in part that the principal amount outstanding after such redemption is at least $50,000,000;

•	in whole or in part, prior to November 15, 2016, in cases not involving a tax event or rating agency event specified in the immediately following bullet point, at their principal amount plus accrued and unpaid interest to the date of redemption or, if greater, the “make-whole price,” provided that in the event of a redemption in part the principal amount outstanding after such redemption is at least $50,000,000; and

•	in whole, but not in part, prior to November 15, 2016, within 90 days after the occurrence of a tax event or rating agency event, at their principal amount plus accrued and unpaid interest to the date of redemption or, if greater, the “special event make-whole price.”

The Notes are not subject to any sinking fund or similar provisions.

If we redeem the Notes when any deferred interest remains unpaid and at a time when the alternative payment mechanism is otherwise applicable, the unpaid deferred interest (including compounded amounts) may only be paid pursuant to the alternative payment mechanism. Any redemption of Notes also will be subject to the restrictions described under “Description of Replacement Capital Covenant” below.

If any date fixed for early redemption is not a business day, then payment of the redemption price, as defined below, will be made on the next day that is a business day, without any interest or other payment for the delay.

“Make-whole price” means the sum, as calculated by the premium calculation agent, of the present values of the remaining scheduled payments of principal (discounted from November 15, 2016) and interest that would have been payable to and including November 15, 2016 (discounted from their respective interest payment dates) on the Notes to be redeemed (not including any portion of such payments of interest accrued to the redemption date) to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 25 basis points; plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“Special event make-whole price” means the sum, as calculated by the premium calculation agent, of the present values of the remaining scheduled payments of principal (discounted from November 15, 2016) and interest that would have been payable to and including November 15, 2016 (discounted from their respective interest payment dates) on the Notes to be redeemed (not including any portion of such payments of interest accrued to the redemption date) to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 50 basis points; plus accrued and unpaid interest on the principal amount being redeemed to the redemption date.

For purposes of the preceding definitions:

•	“Treasury rate” means, with respect to any date of redemption, the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated H.15(519) or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption Treasury Constant Maturities, for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such date of redemption.

•	The treasury rate will be calculated on the third business day preceding the redemption date.

•	“Premium calculation agent” means The Bank of New York Trust Company, N.A., or any other firm appointed by us, or if that firm is unwilling or unable to select the comparable treasury issue or calculate the make-whole price or special event make whole price, an investment banking institution of national standing appointed by the trustee after consultation with us.

•	“Comparable treasury issue” means the U.S. Treasury security selected by the premium calculation agent as having a maturity comparable to the term remaining from the early redemption date to November 15, 2016 that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable term.

•	“Comparable treasury price” means, with respect to an early redemption date (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the premium calculation agent obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

•	“Reference treasury dealer” means (1) each of Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. and its successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”) we will substitute therefor another primary treasury dealer and (2) any other primary treasury dealers selected by the premium calculation agent after consultation with us.

•	“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any early redemption date, the average, as determined by the premium calculation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the premium calculation agent at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

For purposes of the above, a “tax event” means that we have requested and received an opinion of counsel experienced in such matters to the effect that, as a result of any:

•	amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the Notes;

•	proposed change in those laws or regulations that is announced after the initial issuance of the Notes;

•	official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Notes; or

•	threatened challenge asserted in connection with an audit of us or our subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge becomes publicly known or otherwise becomes widely known to tax practitioners after the initial issuance of the Notes, there is more than an insubstantial risk that interest payable by us on the Notes is not, or will not be, deductible by us, in whole or in part, for United States federal income tax purposes.

For purposes of the above, a “rating agency event” means the determination by us of a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that currently publishes a rating for us (a “rating agency”) in the equity credit criteria for securities such as the Notes resulting in a lower equity credit to us than the equity credit assigned by such rating agency to the Notes on the date of this prospectus supplement.

We will mail, or cause the trustee to mail, notice of every redemption of Notes by first class mail, postage prepaid, addressed to the holders of record of the Notes to be redeemed at their respective last addresses appearing on our books. Such mailing will be at least 15 and not more than 30 days before the date fixed for redemption. Any notice mailed as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing of such notice, to any holder of Notes designated for redemption will not affect the redemption of any other Notes. Each notice will state (i) the redemption date; (ii) the price at which the Notes are to be redeemed (the “redemption price”) including, if applicable, the make-whole price or the special event make-whole price, provided that, with respect to the make-whole price and special event make-whole price, such notice need only describe the manner of calculation thereof; (iii) if less than all outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Notes to be redeemed; (iv) that on the redemption date the redemption price will become due and payable upon each Note to be redeemed; (v) the place or places where the Notes are to be redeemed; and (vi) the CUSIP and ISIN numbers of the Notes being redeemed.

Any Notes to be redeemed pursuant to the aforementioned notice will, on the date fixed for redemption, become due and payable at the redemption price. From and after such date such Notes shall cease to bear interest. Upon surrender of any such Notes for redemption in accordance with said notice, we will pay the redemption price for such Notes, subject to certain conditions. If any Notes called for redemption are not so paid upon surrender thereof for redemption, the redemption price will, until paid, bear interest from the redemption date at the rate prescribed therefor in the Notes. Any Notes redeemed only in part will be surrendered in accordance with the provisions of the indenture. In exchange for the unredeemed portion of such surrendered Notes, new Notes in an aggregate principal amount equal to the unredeemed portion will be issued.

Events of Default; Defaults Not Leading to Acceleration

The indenture provides that any one or more of the following events with respect to the Notes that has occurred and is continuing constitutes an event of default:

•	failure to pay deferred interest, including compounded amounts, in full on any Note for a period of 30 days after the conclusion of a 10-year period following the first day of any deferral period;

•	failure to pay the principal of any Notes on the final maturity date, or, if applicable, the “early redemption date” of such Notes;

•	events of bankruptcy, insolvency and reorganization involving us.

“Early redemption date” means any date fixed for redemption of the Notes by us, at our option, provided that, unless otherwise specified by us, the scheduled redemption date will not be an early redemption date.

If an event of default under the indenture arising from a default in the payment of interest or principal has occurred and is continuing, the trustee or the holders of at least 25% in aggregate outstanding principal amount of the Notes will have the right to declare the principal of, and accrued interest (including compounded amounts) on, the Notes to be due and payable immediately. If an event of default under the indenture arising from events of bankruptcy, insolvency and reorganization involving us occurs, the principal of, and accrued interest on, the Notes will automatically, and without any declaration or other action on the part of the trustee or any holder of Notes, become immediately due and payable (subject to “—Limitation on Claims in the Event of Our Bankruptcy, Insolvency or Receivership” above). No other breach under the indenture is an event of default or gives rise to any right to declare the principal amount of the Notes immediately payable.

If any other default under the indenture occurs and is continuing after any applicable notice and/or cure period, then the trustee may, or, at the request of holders of at least 25% in aggregate outstanding principal amount of the Notes and after such holders provide the trustee with satisfactory indemnity, and subject to certain other conditions specified in the indenture, will bring suit to enforce performance of the provision with respect to which the default has occurred and is continuing.

In cases specified in the indenture, the holders of a majority in principal amount of the Notes may, on behalf of all holders of the Notes, waive any default, except a default in the payment of principal or interest, or a default in the performance of a covenant or provision of the indenture which cannot be modified without the consent of each holder.

The holders of a majority of the aggregate outstanding principal amount of the Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to the Notes.

The trustee will, within 60 days after the occurrence of any default (the term “default” to include the events specified above without grace or notice) with respect the Notes actually known to it, give to the holders of the Notes notice of such default; provided that, except in the case of a default in the payment of principal of or interest on the Notes, the trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Notes. We will certify to the trustee quarterly as to whether any default exists and will deliver to the trustee, within 120 days after the end of each of our fiscal years, a certificate of our principal executive officer, principal financial officer or principal accounting officer stating whether or not to the best knowledge of the signer thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if we are in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

No holder of the Notes may pursue any remedy under the indenture unless the trustee will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the Notes and the offer to the trustee for the Notes of indemnity satisfactory to it; provided that such provision does not affect the right to sue for enforcement of any overdue payment on the Notes.

Ranking of Notes

The Notes will be our unsecured subordinated obligations. The payment of principal of, interest on and all other amounts owing in respect of the Notes will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness (as defined below). Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the Notes (other than in permitted junior securities), or for the acquisition of any of the Notes for cash, property or otherwise.

We are a holding company and conduct substantially all of our operations through subsidiaries. As of September 30, 2006, our subsidiaries had outstanding $90,490 million of total liabilities (including liabilities to policyholders and contractholders), including $2,450 million of debt (excluding, in each case, intercompany liabilities).

As a holding company, dividends from our subsidiaries and permitted payments to us under our tax sharing arrangements with our subsidiaries will be our principal sources of cash to pay principal and interest on the Notes and meet our other obligations. The payment of dividends and other distributions to us by our insurance subsidiaries is regulated by insurance laws and regulations. In general, dividends in excess of prescribed limits are deemed “extraordinary” and require insurance regulatory approval. The ability of our insurance subsidiaries to pay dividends to us is also subject to various conditions imposed by the rating agencies for us to maintain our ratings. Our subsidiaries have no obligation to pay any amounts due on the Notes.

As of September 30, 2006, we had outstanding $3,725 million of debt at the parent company level. The indenture governing the Notes does not limit our ability to incur senior, subordinated or secured debt, or our ability, or that of any of our existing or future subsidiaries, to incur other indebtedness and other liabilities or issue preferred stock.

If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character will be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the Notes (other than in permitted junior securities) or to acquire any of the Notes for cash, property or otherwise.

If any other event of default occurs and is continuing with respect to any designated senior indebtedness, as such event of default is defined in the instrument creating or evidencing such designated senior indebtedness, permitting the holders of such designated senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of designated senior indebtedness gives written notice of the event of default to the trustee, or a default notice, then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of designated senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice, or during the blockage period, neither we nor any other person on our behalf will:

•	make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the Notes (other than in permitted junior securities); or

•	acquire any of the Notes for cash, property or otherwise.

Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the Notes was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the designated senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the representative of such designated senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).

As a result of the foregoing provisions, in the event of our insolvency, holders of the Notes may recover ratably less than our general creditors.

“Senior indebtedness” means:

(1) the principal, including redemption payments, premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed, (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party and (c) guarantees of any of the foregoing;

(2) all of our capital lease obligations;

(3) all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

(4) all of our obligations for reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

(5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

(6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any of our property or asset, whether or not such obligation is assumed by us; and

(7) any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (6) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the Notes and (i) any such other securities to be issued by us in the future that contain express terms, or are issued under a deed, indenture or other instrument, which contains express terms, providing that such securities are subordinate to or rank equal with the Notes, (ii) trade accounts payable or accrued liabilities arising in the ordinary course of business, (iii) indebtedness owed by us to our subsidiaries, which also will rank equally in right of payment and upon liquidation to the Notes and (iv) any liability for Federal, state, local and other taxes owed or owing by us or our subsidiaries.

Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

“Permitted junior securities” means:

•	our capital stock; or

•	debt securities issued pursuant to a confirmed plan of reorganization that are subordinated in right of payment to all senior indebtedness and any debt securities issued in exchange for senior indebtedness to substantially the same extent as, or to a greater extent than, the Notes are subordinated to the senior indebtedness under the indenture.

“Designated senior indebtedness” means any senior indebtedness the principal amount of which is at least $20.0 million or more at the time we designate such senior indebtedness as designated senior indebtedness in a writing delivered to the trustee.

Consolidation, Merger and Conveyance of Assets as an Entirety; No Financial Covenants

We will not merge or consolidate with any other person or sell, convey, transfer, or otherwise dispose of all or substantially all of our assets unless:

•	either we are the continuing corporation or the successor person is a corporation or limited liability company organized under the laws of the U.S. or any state thereof or the District of Columbia and this other person expressly assumes all of our obligations under the Notes and the indenture governing the Notes; and

•	we are not, or such successor entity is not, immediately after such merger, consolidation, sale, conveyance, transfer or other disposition, in default in the performance of any obligations thereunder.

In case of any such consolidation, merger, sale, conveyance (other than by way of lease), transfer or other disposition, and upon any such assumption by the successor corporation or limited liability company, such successor corporation or limited liability company shall succeed to and be substituted for us, with the same effect as if it had been named in the indenture governing the Notes as us and we shall be relieved of any further obligations under such indenture and the Notes.

The indenture governing the Notes does not contain any financial or other similar restrictive covenants.

Modification of Indenture

We and the trustee may modify, amend and/or supplement the indenture and the securities issued thereunder (including the Notes) with the consent of holders of at least a majority in aggregate principal amount of each series of securities affected thereby, each voting as a single class. However, the consent of each holder affected is required for any amendment:

•	to change the stated maturity of principal of, or any installment of principal of or interest on, any such securities,

•	to reduce the rate of or extend the time for payment of interest, if any, on any such securities or to alter the manner of calculation of interest payable on any such securities (except as part of any interest rate reset or permitted deferral period),

•	to reduce the principal amount or premium, if any, on any such securities,

•	to make the principal of, premium, if any, or interest on any such securities payable in a different currency,

•	to reduce the percentage in principal amount of any series of such securities, the holders of which are required to consent to any such modification, amendment and/or supplemental indenture or to any waiver of any past default or event of default,

•	to change any place of payment where such securities or interest thereon is payable,

•	to modify the interest rate reset provisions of any such securities,

•	to impair the right of any holder of such securities to bring a lawsuit for the enforcement of any payment on or after the stated maturity of any such securities, or

•	to modify provisions of the indenture relating to waiver of defaults or amendment of the indenture, except to increase the percentage in principal amount of securities whose holders must consent to an amendment or waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding security affected by the modification or waiver.

Holders of not less than a majority in principal amount of the securities of any series affected thereby, voting as a single class, may waive certain past defaults and may waive compliance by us with any provision of the indenture; provided that:

•	without the consent of each holder of such securities, no waiver may be made of a default in the payment of the principal of (or premium, if any) or interest on such securities or in respect of a covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder of such securities affected; and

•	only the holders of a majority in principal amount of such securities may waive compliance with a provision of the indenture relating to such securities.

In addition, we and the trustee may modify, amend and/or supplement the indenture and the securities issued thereunder without the consent of any holders of such securities in some circumstances, including:

•	to evidence that another corporation or limited liability company has become our successor under the provisions of the indenture relating to consolidations, mergers, and sales of assets and that the successor assumes our covenants, agreements, and obligations in the indenture and in the securities issued thereunder,

•	to add to our covenants further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of the debt securities, and to make a default in any of these additional covenants, restrictions, conditions, or provisions a default or an event of default under the indenture,

•	to cure any ambiguity, to correct or supplement any provisions that may be defective or inconsistent with any other provision or to make such other provisions in regard to matters or questions arising under the indenture that do not adversely affect the interests of any holders of such securities, provided that any amendment made solely to conform the provisions of the indenture to the description of the securities contained in the prospectus or other offering document pursuant to which such securities were sold will not be deemed to adversely affect the interests of the holders of such securities,

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect,

•	to add guarantees with respect to any series of securities issued under the indenture or to secure any series of such securities,

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to such securities; and

•	to increase the share cap.

Book-Entry System

The Depository Trust Company, or “DTC,” which we refer to along with its successors in this capacity as the depositary, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co., the depositary’s nominee. One or more fully registered global security certificates, representing the total aggregate principal amount of the Notes, will be issued and will be deposited with the depositary or its custodian and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes so long as the Notes are represented by global security certificates.

Investors may elect to hold interests in the global Notes through either DTC in the United States or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) or Euroclear Bank S.A./N.V, as operator of the Euroclear System (the “Euroclear System”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and the Euroclear System will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and the Euroclear System’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Citibank N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank, N.A. will act as depositary for the Euroclear System (in such capacities, the “U.S. Depositaries”).

DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary holds securities that its participants deposit with the depositary. The depositary also facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depositary is owned by a number of its direct participants and by the New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the depositary’s system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to the depositary and its participants are on file with the SEC.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the Notes held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

The Euroclear System advises that it was created in 1968 to hold securities for participants of the Euroclear System (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. The Euroclear System includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. The Euroclear System is operated by Euroclear Bank S.A./N.V (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear System cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear System is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear System, withdrawals of securities and cash from the Euroclear System, and receipts of payments with respect to securities in the Euroclear System. All securities in the Euroclear System are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Notes held beneficially through the Euroclear System will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for the Euroclear System.

We will issue the Notes in definitive certificated form if the depositary notifies us that it is unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated Notes upon request by or on behalf of the depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such Notes. If we determine at any time that the Notes shall no longer be represented by global security certificates, we will inform the depositary of such determination who will, in turn, notify participants of their right to withdraw their beneficial interest from the global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for note certificates, as the case may be, registered in the names directed by the depositary. We expect that these instructions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global security certificates.

As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all Notes represented by these certificates for all purposes under the Notes and the indenture governing the Notes. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have the Notes represented by these global security certificates registered in their names, and

•	will not be considered to be owners or holders of the global security certificates or any Notes represented by these certificates for any purpose under the Notes or the indenture governing the Notes.

All payments on the Notes represented by the global security certificates and all transfers and deliveries of related Notes will be made to the depositary or its nominee, as the case may be, as the holder of the securities.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with the depositary or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time. Neither we nor the trustee will have any responsibility or liability for any aspect of the depositary’s or any participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of the depositary’s records or any participant’s records relating to these beneficial ownership interests.

Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global security certificates among participants, the depositary is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by the depositary or its direct participants or indirect participants under the rules and procedures governing the depositary.

The information in this section concerning the depositary, its book-entry system, Clearstream, Luxembourg and the Euroclear System has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

Global Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and the Euroclear System, as applicable.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Participants or Euroclear Participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of Notes received in Clearstream, Luxembourg or the Euroclear System as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Euroclear Participant or Clearstream Participant on such business day. Cash received in Clearstream, Luxembourg or the Euroclear System as a result of sales of the Notes by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or the Euroclear System cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and the Euroclear System have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream, Luxembourg and the Euroclear System, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued or changed at any time.

The Trustee

The indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Subject to the terms of the indenture, the holders of a majority in principal amount of the securities issued and outstanding under the indenture will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee.

In case an event of default will occur, and will not be cured, under the indenture and is actually known to a responsible officer of the trustee, the trustee will exercise such of the rights and powers vested in it by the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of securities issued under the indenture (including the Notes) unless they will have offered to the trustee security and indemnity satisfactory to it.

Governing Law

The indenture and the Notes will be governed by the laws of the State of New York.

DESCRIPTION OF REPLACEMENT CAPITAL COVENANT

We have summarized below certain terms of the replacement capital covenant. This summary is not a complete description of the replacement capital covenant and is subject to and qualified in its entirety by the terms and provisions of the full document, which is available from us upon request, and a copy of which will be filed with the SEC as an exhibit to the registration statement pertaining to this prospectus supplement and the accompanying prospectus. References to “we,” “us” and “our” in the following description refer only to Genworth Financial, Inc. and not any of its subsidiaries.

We will covenant in a replacement capital covenant for the benefit of a specified class of covered debtholders, as defined below, that we will not, and we will cause our subsidiaries not to, redeem, repurchase or purchase, as applicable, the Notes on or before November 15, 2046, unless, subject to certain limitations, the principal amount repaid or the applicable redemption or repurchase price does not exceed the sum of the following amounts raised during a 180-day period ending on (A) a notice date not more than 30 and not less than 15 days prior to the date of such redemption or (B) the date of such repurchase or purchase, as applicable:

•	the “applicable percentage” of the aggregate amount of net cash proceeds we and our subsidiaries have received since the most recent “measurement date” (without double counting proceeds received in any prior “measurement period”) from the sale of common stock and rights to acquire common stock (including common stock and rights to acquire common stock issued pursuant to our dividend reinvestment plan or employee benefit plans); plus

•	100% of the aggregate amount of net cash proceeds we and our subsidiaries have received since the most recent measurement date (without double counting proceeds received in any prior measurement period) from the sale of “mandatorily convertible preferred stock” and “debt exchangeable for equity”; plus

•	100% of the aggregate amount of net cash proceeds we and our subsidiaries have received since the most recent measurement date (without double counting proceeds received in any prior measurement period) from the sale of “qualifying capital securities.”

Notwithstanding the foregoing, if we redeem the Notes when any deferred interest remains unpaid and at a time when the alternative payment mechanism is otherwise applicable, the unpaid deferred interest (including compounded amounts) may only be paid pursuant to the alternative payment mechanism.

Our ability to raise proceeds from qualifying capital securities, mandatorily convertible preferred stock, common stock, debt exchangeable for equity and rights to acquire common stock (collectively, the “replacement capital securities”) during the applicable measurement period with respect to any repayment, repurchase or redemption of Notes will depend on, among other things, market conditions at that time as well as the acceptability to prospective investors of the terms of those securities.

The replacement capital covenant will terminate upon the earliest to occur of (i) November 15, 2046, or, if earlier, the date on which the Notes are otherwise redeemed in full, (ii) the date on which the holders of a majority of the principal amount of the then-outstanding covered debt agree to terminate the replacement capital covenant and (iii) the date on which we no longer have outstanding any indebtedness eligible to qualify as covered debt. Moreover, if an event of default resulting in an acceleration of the Notes occurs, we do not have to comply with the replacement capital covenant.

The replacement capital covenant is made for the benefit of a specified class of covered debtholders. It may not be enforced by the holders of the Notes. The initial series of “covered debt” is our 6.5% senior notes due 2034. The replacement capital covenant includes provisions requiring us to redesignate a new series of indebtedness if the covered debt approaches maturity, becomes subject to a redemption notice or is reduced to less than $100,000,000 in outstanding principal amount, subject to additional procedures. We expect that, at all times prior to November 15, 2046, we will be subject to the replacement capital covenant and, accordingly, restricted in our ability to repay, redeem or repurchase the Notes.

We generally have the right to modify or terminate the replacement capital covenant only with the consent of the holders of a majority in principal amount of the covered debt. We have the right, however, to amend the replacement capital covenant at any time, without the consent of such holders (i) where such amendment is not adverse to such holders and an officer of ours has delivered to such holders a written certification stating that, in his or her determination, such amendment is not adverse to such holders, (ii) to impose additional restrictions on the types of securities qualifying as replacement capital securities, if an officer of ours has delivered to such holders a written certification to that effect or (iii) to eliminate common stock and/or mandatorily convertible preferred stock (but only to the extent exchangeable for common stock) as securities the proceeds of which may be included for purposes of the replacement capital covenant if, in the case of this clause (iii), we have been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in our earnings per share as calculated for financial reporting purposes.

If we are obligated to sell replacement capital securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the Notes, then on any date and for any period the amount of net proceeds received by us from those sales and available for such payments shall be applied to the Notes and those other securities having the same scheduled repayment date or scheduled redemption date as the Notes pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled repayment date or scheduled redemption date until the principal of and all accrued and unpaid interest on the Notes has been paid in full.

“Applicable percentage” means the result, expressed as a percentage, of one divided by (a) 0.75 with respect to any repayment, redemption or repurchase on or prior to November 15, 2016, (b) 0.50 with respect to any repayment, redemption or repurchase after November 15, 2016 and on or prior to November 15, 2036 and (c) 0.25 with respect to any repayment, redemption or repurchase after November 15, 2036 and prior to November 15, 2046.

“Measurement date” means, with respect to any repayment, redemption or repurchase of Notes, the date 180 days prior to delivery of notice of such repayment or redemption or prior to the date of such repurchase.

“Measurement period” means, the period from a measurement date to the related notice date or repurchase date.

“Mandatorily convertible preferred stock” means cumulative preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock convert into our common stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock.

“Qualifying capital securities” means securities (other than our common stock, rights to acquire our common stock and securities convertible into our common stock, such as mandatorily convertible preferred stock and debt exchangeable for equity) that, in the determination of our Board of Directors, reasonably construing the definitions and other terms of the replacement capital covenant, meet one of the following criteria:

•	in connection with any redemption, repayment or repurchase of Notes on or prior to November 15, 2016:

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the Notes upon our liquidation, dissolution or winding-up, (b) have terms that are substantially similar to the terms of the Notes and (c) are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Notes or have a “mandatory trigger provision,” a 10-year optional deferral provision and are subject to “intent-based replacement disclosure”;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the Notes upon our liquidation, dissolution or winding up, (b) are non-cumulative, (c) have no maturity or a maturity of at least 50 years and (d) are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Notes or have a mandatory trigger provision and are subject to intent-based replacement disclosure; or

•	securities issued by us or our subsidiaries that (a) rank pari passu or junior to other preferred stock of the issuer, (b) have no maturity or a maturity of at least 40 years, (c) are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Notes and (d) have a mandatory trigger provision and a 10-year optional deferral provision; or

•	in connection with any repayment, redemption or repurchase of Notes after November 15, 2016 and on or prior to November 15, 2036:

•	all securities that would be “qualifying capital securities” prior to November 15, 2016;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the Notes upon our liquidation, dissolution or winding up, (b) have an “optional deferral provision” or a “ten-year optional deferral provision”, (c) have no maturity or a maturity of at least 50 years and (d) are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Notes;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the Notes upon our liquidation, dissolution or winding up, (b) are “non-cumulative” and (c) have no maturity or a maturity of at least 50 years and are subject to intent-based replacement disclosure;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the Notes upon our liquidation, dissolution or winding up, (b) are non-cumulative, (c) have no maturity or a maturity of at least 40 years and (d) are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Notes or have a mandatory trigger provision and are subject to intent-based replacement disclosure;

•	securities issued by us or our subsidiaries that (a) would rank junior to all of our senior and subordinated debt other than the Notes, (b) have a mandatory trigger provision and a 10-year optional deferral provision and (c) have no maturity or a maturity of at least 50 years and are subject to intent-based replacement disclosure;

•	cumulative preferred stock issued by us or our subsidiaries that (a) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) (1) has no maturity or a maturity of at least 50 years and (2) is subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Notes; or

•	other securities issued by us or our subsidiaries that (a) rank upon our liquidation, dissolution or winding-up either (1) pari passu with or junior to the Notes or (2) pari passu with the claims of our trade creditors and junior to all of our long-term indebtedness for money borrowed (other than our long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on our liquidation, dissolution or winding-up) and (b) either (1) have no maturity or a maturity of at least 40 years, are subject to intent-based replacement disclosure and have a mandatory trigger provision and a 10-year optional deferral provision or (2) have no maturity or a maturity of at least 25 years and are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Notes and have a mandatory trigger provision and a 10-year optional deferral provision; or

•	in connection with any repayment, redemption or repurchase of Notes at any time, after November 15, 2036 and prior to November 15, 2046:

•	all securities that would be qualifying capital securities prior to November 15, 2036;

•	our preferred stock that (a) has no maturity or a maturity of at least 50 years and is subject to intent-based replacement disclosure and (b) has an optional deferral provision or a ten-year optional deferral provision;

•	securities issued by us or our subsidiaries that (a) rank pari passu with or junior to the Notes upon our liquidation, dissolution or winding up, (b) either (1) have no maturity or a maturity of at least 50 years and are subject to intent-based replacement disclosure or (2) have no maturity or a maturity of at least 30 years and are subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Notes and (c) have an optional deferral provision or a ten-year optional deferral provision;

•	securities issued by us or our subsidiaries that (a) would rank junior to all of our senior and subordinated debt other than the Notes, (b) have a mandatory trigger provision and a 10-year optional deferral provision and (c) have no maturity or a maturity of at least 30 years and are subject to intent-based replacement disclosure; or

•	cumulative preferred stock issued by us or our subsidiaries that either (a) has no maturity or a maturity of at least 50 years and is subject to intent-based replacement disclosure or (b) has a maturity of at least 40 years and is subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Notes.

“Debt exchangeable for equity” means a security (or combination of securities) that (a) gives the holder a beneficial interest in (i) our debt securities that are non-cumulative and that are our most junior subordinated debt (or rank pari passu with our most junior subordinated debt) and (ii) a fractional interest in a stock purchase contract, (b) includes a remarketing feature pursuant to which our subordinated debt is remarketed to new investors commencing within five years from the date of issuance of the security or earlier in the event of an early settlement event based on one or more financial tests or other express terms set forth in the terms of such securities or related transaction agreements, (c) provides for the proceeds raised in the remarketing to be used to purchase qualifying non-cumulative preferred stock, (d) includes a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Notes, provided that such replacement capital covenant will apply to such security (or combination of securities) and to the qualifying non-cumulative preferred stock and will not include debt exchangeable for equity in the definition of qualifying capital securities, (e) after the issuance of such qualifying non-cumulative preferred stock, provides the holder of the security with a beneficial interest in such qualifying non-cumulative preferred stock, (f) includes a provision granting us a security interest in the debt securities referred to in clause (a)(i) to secure the holder’s obligation to purchase qualifying non-cumulative preferred stock and (g) includes a provision defining a failed remarketing and specifying that the consequence of a failed remarketing will be that the qualifying non-cumulative preferred stock will be acquired in exchange for the debt securities.

“Intent-based replacement disclosure” means, as to any security or combination of securities, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the SEC made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer will redeem or repurchase such securities only with the proceeds of specified replacement capital securities that have terms and provisions at the time of redemption or repurchase that are as or more equity-like than the securities then being redeemed or repurchased, raised within 180 days prior to the applicable redemption or repurchase date.

“Mandatory trigger provision” means as to any security or combination of securities (together in this definition “securities”), provisions in the terms thereof or of the related transaction agreements that (a) require, or at its option in the case of non-cumulative perpetual preferred stock permit, the issuer of such securities to make payment of distributions on such securities only pursuant to the issuance and sale of our common stock, rights to purchase our common stock or our qualifying non-cumulative preferred stock, within two years of our failure to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid distributions on such securities (including without limitation all deferred and accumulated amounts), and in either case require the application of the net proceeds of such sale to pay such unpaid distributions, provided that the amount of qualifying non-cumulative preferred stock the net proceeds of which the issuer may apply to pay such distributions pursuant to such provision may not exceed 25% of the liquidation or principal amount of such securities, (b) if we issue any securities other than qualifying non-cumulative preferred stock as contemplated in (a) above, prohibit us from repurchasing any of our common stock prior to the date six months after the issuer applies the net proceeds of the sales described in clause (a) to pay such unpaid distributions in full and (c) upon any liquidation, dissolution, winding up, reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to us, limit the claim of the holders of such securities (other than non-cumulative perpetual preferred stock) for distributions that accumulate during a period in which we fail to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements to

(x) 25% of the principal amount of such securities then outstanding in the case of securities not permitting the issuance and sale pursuant to the provisions described in clause (a) above of securities other than our common stock or rights to acquire our common stock or (y) two years of accumulated and unpaid distributions (including compounded amounts) in all other cases. No remedy other than “permitted remedies” will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay distributions because of the mandatory trigger provision or as a result of the issuer’s exercise of its right under an optional deferral provision until distributions have been deferred for one or more distribution periods that total together at least 10 years.

“Non-cumulative” means, with respect to any securities, that the issuer may elect not to make any number of periodic distributions or interest payments without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more permitted remedies. Securities that include either (i) provisions requiring us to issue our qualifying non-cumulative preferred stock and common stock or rights to purchase our common stock and apply the proceeds to pay unpaid distributions on terms substantially similar to the terms of the alternative payment mechanism with respect to the Notes or (ii) a mandatory trigger provision shall also be deemed to be non-cumulative for all purposes of the replacement capital covenant other than the definition of “qualifying non-cumulative preferred stock” and the use of the term under the second bullet point of “optional deferral provision.”

“Optional deferral provision” means, as to any securities, a provision in the terms thereof or of the related transaction agreements to the following effect:

•	the issuer of such securities may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to 5 years or, if an event substantially similar to a market disruption event, as described in this prospectus supplement, is continuing, 10 years, without any remedy other than permitted remedies and the obligation described below; and

•	if the issuer of such securities has exhausted its right to defer distributions and no event substantially similar to a market disruption event is continuing, the issuer will be obligated to issue common stock, rights to purchase common stock and/or qualifying non-cumulative preferred stock in an amount such that the net proceeds of such sale equal or exceed the amount of unpaid distributions on such securities (including without limitation all deferred and accumulated amounts) and to apply the net proceeds of such sale to pay such unpaid distributions in full.

“Permitted remedies” means, with respect to any securities, one or more of the following remedies: (a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and (b) complete or partial prohibitions preventing the issuer from paying distributions on or repurchasing common stock or other securities that rank pari passu with or junior as to distributions to such securities for so long as distributions on such securities, including unpaid distributions, remain unpaid.

“Qualifying non-cumulative preferred stock” means non-cumulative perpetual preferred stock issued by us or our subsidiaries that ranks pari passu with or junior to other preferred stock of the issuer, and, for purposes of clause (a) of the definition of “mandatory trigger provision,” contains no remedies other than permitted remedies and is either subject to a replacement capital covenant substantially similar to the replacement capital covenant applicable to the Notes or has a mandatory trigger provision and is subject to intent-based replacement disclosure.

“Ten-year optional deferral provision” means, as to any securities, a provision in the terms thereof or of the related transaction agreements to the effect that the issuer of such securities thereof may, in its sole discretion, defer in whole or in part payment of distributions on such securities for one or more consecutive distribution periods of up to ten years without any remedy other than permitted remedies.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

In the opinion of Weil, Gotshal & Manges LLP, special tax counsel to us, the following summary of the material U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes is accurate in all material respects.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this prospectus supplement may affect the tax consequences described herein, possibly on a retroactive basis. The authorities on which this summary is based are subject to various interpretations, and this summary is not binding on the Internal Revenue Service (“IRS”) or the courts, either of which could take a contrary position. Moreover, no rulings have been or will be sought from the IRS with respect to the transactions described in this prospectus supplement. Accordingly, there can be no assurance that the IRS will not challenge the positions expressed in this section or that a court would not sustain such a challenge.

This summary deals only with Notes held as capital assets by a holder who purchased the Notes upon original issuance at the “issue price” (as defined below). As used herein, the “issue price” shall be equal to the first price at which a substantial amount of the Notes is sold for money (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). It is expected, and this discussion assumes, that the issue price of the Notes is equal to their face amount. This summary does not address all the tax consequences that may be relevant to a potential holder of Notes, nor does it address the tax consequence to holders that may be subject to special tax treatment, such as: certain financial institutions; insurance companies; dealers or certain traders in securities or foreign currencies; investors holding the Notes as part of a hedging transaction, “straddle,” conversion transaction, or integrated transaction; certain expatriates and former long-term residents of the United States; U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; partnerships or other entities classified as partnerships for U.S. federal income tax purposes; regulated investment companies; real estate investment trusts; or persons subject to the alternative minimum tax.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

U.S. Holders

Characterization of the Notes

Although there is no authority that directly addresses an instrument such as the Notes and our conclusion is therefore not free from doubt, the Notes will be characterized for U.S. federal income tax purposes as our indebtedness. Furthermore, by purchasing the Notes, each holder agrees (in the absence of an administrative pronouncement or judicial ruling to the contrary) to treat the Notes as our indebtedness for U.S. federal income tax purposes. Except as otherwise stated, the remainder of this discussion assumes that the Notes will be respected as our indebtedness for U.S. federal income tax purposes.

Interest Income and Original Issue Discount

Under the terms of the Notes, we have the ability to defer payments of interest from time to time. Treasury regulations under the original issue discount (“OID”) provisions of the Code provide that debt instruments like the Notes will not be considered issued with OID by reason of our ability to defer payments of interest if the likelihood of such deferral is “remote.”

We have concluded, and this discussion assumes (except where specifically indicated otherwise), that, as of the date of this prospectus supplement, the likelihood of deferring payments of interest under the terms of the Notes is “remote” within the meaning of the Treasury regulations referred to above, in part because exercising that option generally would prevent us from declaring dividends on our capital stock and generally would prevent us from making any payments on debt securities that rank equal or junior to the Notes. Therefore, the Notes will not be treated as initially having been issued with OID by reason of our deferral option. Rather, stated interest on the Notes will generally be taxable to a U.S. Holder as ordinary income when paid or accrued in accordance with that holder’s regular method of accounting for U.S. federal income tax purposes. It should be noted, however, that it is possible that the IRS could take a position contrary to the position described above.

If we were to exercise our option to defer payments of interest, the Notes would be treated as redeemed and reissued for OID purposes and the sum of the remaining interest payments on the Notes would thereafter be treated as OID, which would accrue, and be includible in a U.S. Holder’s taxable income, on an economic accrual basis (regardless of the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes) over the remaining term of the Notes (including any period of interest deferral), without regard to the timing of payments under the Notes. The computation of the aggregate amount of OID that would accrue on the Notes would not be reduced on account of the possibility that a portion of the deferred interest might be cancelled in the event of our bankruptcy, insolvency or receivership. The amount of OID that would accrue in any period would generally equal the amount of interest that accrued on the Notes in that period (including interest on deferred interest). Consequently, during any period of interest deferral, U.S. Holders will include OID in gross income in advance of the receipt of cash.

If the possibility of us exercising our option to defer payments of interest were not treated as remote, the Notes would be treated as initially having been issued with OID in an amount equal to the aggregate stated interest. That OID would generally be includible in a U.S. Holder’s taxable income, over the term of the Notes, on an economic accrual basis as described above.

Beginning on November 15, 2016, the interest rate on the Notes will convert from a fixed rate of 6.15% to a floating rate equal to three-month LIBOR plus 2.0025%. We have the option to redeem all of the Notes on November 15, 2016 at their principal amount plus accrued and unpaid interest to the date of redemption. Under applicable Treasury regulations, in determining whether the Notes are originally issued with OID, we will be deemed to exercise that option if the exercise of that option would lower the yield to maturity of the Notes. We believe that we will be treated as if we would exercise that option. Therefore, the Notes will not be treated as initially having been issued with OID by reason of the possibility of the change on November 15, 2016 in the interest rate applicable to the Notes. If we were to fail to exercise our option to redeem the Notes on November 15, 2016, stated interest on the Notes would generally continue to be taxable to a U.S. Holder as ordinary income when paid or accrued in accordance with that holder’s regular method of accounting for U.S. federal income tax purposes.

Characterization of Income

Because the income underlying the Notes will not be characterized as dividends for income tax purposes, (i) corporate holders of the Notes will not be entitled to a dividends-received deduction for any income received or accrued on the Notes and (ii) non-corporate individual holders will not be entitled to any preferential tax rate for any income received on the Notes.

Sale or Redemption of Notes

Unless a non-recognition provision of the Code applies, a U.S. Holder that sells or otherwise transfers its Notes or whose Notes are redeemed will recognize gain or loss equal to the difference between its adjusted basis in the Notes and the amount realized on the sale, transfer or redemption of the Notes. Assuming that we do not exercise our option to defer payments of interest on the Notes, a U.S. Holder’s adjusted basis in the Notes generally will be its initial purchase price. If, however, we do exercise our option to defer payments of interest and the Notes are therefore deemed, for OID purposes, to be redeemed and reissued with OID, a U.S. Holder’s basis in the Notes generally will be its initial purchase price, increased by any OID included in the holder’s gross income to the date of disposition, and decreased by payments received on the Notes following such deemed reissuance. For these purposes, the amount realized does not include any amount attributable to accrued interest, which will be taxed as described above under “Interest Income and Original Issue Discount.” Any gain or loss on the sale of the Notes generally will be capital gain or loss (except to the extent attributable to accrued interest, as described above), and generally will be long-term capital gain or loss if the Notes have been held for more than one year prior to the date of disposition.

Non-U.S. Holders

The following summary is addressed to Non-U.S. Holders. A Non-U.S. Holder is a beneficial owner of a Note that is neither a partnership nor a U.S. person for U.S. federal income tax purposes. Special rules may apply if such Non-U.S. Holder is a “controlled foreign corporation” or “passive foreign investment company” as defined under the Code. If you fall within any of the foregoing categories, you should consult your own tax advisor to determine the U.S. federal, state, local and foreign tax consequences that may be relevant to you.

United States Federal Withholding Tax

Assuming that the Notes will be respected as our indebtedness for U.S. federal income tax purposes, U.S. federal withholding tax will not apply to any payment of principal or interest (including original issue discount, if any) on the Notes, provided that:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership; and

•	(i) you provide your name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certify, under penalties of perjury, that you are not a U.S. person or (ii) you hold your Notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

If, contrary to our conclusion, the Notes were recharacterized as our equity, payments on the Notes would generally be subject to U.S. withholding tax imposed at a rate of 30% or such lower rate as might be provided for by an applicable income tax treaty. Consistent with our assumption, we intend to treat the Notes as indebtedness for U.S. federal income tax purposes rather than equity and accordingly will not withhold U.S. tax (other than backup withholding tax, as described below) on payments on the Notes made to Non-U.S. Holders except as described in the preceding paragraph.

In general, U.S. federal withholding tax will not apply to any gain or income realized by you on the sale, exchange or other disposition of the Notes.

United States Federal Income Tax

If you are engaged in a trade or business in the United States (and, if a tax treaty applies, if you maintain a permanent establishment within the United States) and interest (including original issue discount, if any) on the Notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, attributable to such permanent establishment), you will be subject to U.S. federal income tax (but not withholding tax if a properly executed IRS Form W-8ECI is provided), on such interest (and original issue discount, if any) on a net income basis in the same manner as if you were a U.S. Holder. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Any gain realized on the sale or other transfer or redemption of a Note, will generally not be subject to U.S. federal income tax unless:

•	such gain is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the amounts paid to a holder of Notes, unless such holder provides proof of an applicable exemption or provides a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS. In addition, information returns will be filed with the IRS in connection with payments on the Notes and the proceeds from a sale or other disposition of the Notes, unless the holder provides proof of an applicable exemption from the information reporting rules.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY AND DOES NOT ADDRESS THE CONSEQUENCES TO A PARTICULAR HOLDER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES. POTENTIAL HOLDERS OF THE NOTES ARE URGED TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THEIR PARTICULAR TAX CONSEQUENCES.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employment Retirement Income Security Act of 1974, as amended (“ERISA”), including entities such as collective investment funds, partnerships and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) should consider the fiduciary standards of ERISA in the context of the ERISA Plans’ particular circumstances before authorizing an investment in the Notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan.

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts and Keogh plans subject to Section 4975 of the Code (together with ERISA Plans, “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“Parties in Interest”) with respect to such Plans. As a result of our business, we may be a Party in Interest with respect to certain Plans. Where we are a Party in Interest with respect to a Plan (either directly or by reason of ownership of our subsidiaries), the purchase and holding of the Notes by or on behalf of the Plan would be a prohibited transaction under Section 406(a)(1) of ERISA and Section 4975(c)(1) of the Code, unless exemptive relief were available under an applicable administrative or statutory exemption (as described below).

Accordingly, the Notes may not be purchased or held by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchaser or holder is eligible for the exemptive relief available under Prohibited Transaction Class Exemption (“PTCE”) 96-23, 95-60, 91-38, 90-1 or 84-14 issued by the U.S. Department of Labor or Section 408(b)(17) of ERISA. Each purchaser or holder of the Notes or any interest therein will be deemed to have represented and covenanted by its purchase of the Notes that (a) its purchase and holding of the Notes is not made on behalf of or with “plan assets” of any Plan or (b) its purchase, holding and any disposition of the Notes will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(d)(20) of the Code.

Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to these “prohibited transaction” rules of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or documents (“Similar Laws”). Accordingly, each such purchaser or holder of the Notes will be deemed to have represented by its purchase of the Notes that such purchase and holding is not prohibited under applicable Similar Laws. Due to the complexity of the applicable rules, it is particularly important that fiduciaries or other persons considering purchasing the Notes on behalf of or with “plan assets” of any Plan consult with their counsel regarding the relevant provisions of ERISA, the Code or any Similar Laws and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption under Section 408(b)(17) of ERISA or any available relief from the restrictions under Similar Laws.

Each purchaser and holder of the Notes has exclusive responsibility for ensuring that its purchase and holding of the Notes does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Laws. The sale of any Notes to any Plan investor is in no respect a representation by us, the underwriters or any other party involved in the structuring or offering of the Notes that the Notes meet all relevant legal requirements with respect to investments by Plan investors generally or any particular Plan investor, or that the Notes are appropriate for Plan investors generally or any particular Plan investor.

UNDERWRITERS

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, each underwriter named below, for whom Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the principal amount of Notes set forth opposite their names below:

Name	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	$200,000,000
Deutsche Bank Securities Inc.	200,000,000
Goldman, Sachs & Co.	200,000,000

Total	$600,000,000

The underwriters are offering the Notes subject to their acceptance of the Notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the Notes offered by this prospectus supplement if any such Notes are taken.

The underwriters initially propose to offer part of the Notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer some of the Notes to certain dealers at the public offering price less a concession not to exceed 0.60% of the principal amount of the Notes. Any such dealers may resell any Notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed 0.30% of the principal amount of the Notes. After the initial offering of the Notes to the public, the offering price and other selling terms may from time to time be varied by the representatives.

The following table shows the underwriting discounts and commissions that we will pay to the underwriters in connection with this offering:

	Price to Public		Underwriting Discounts and Commissions	Proceeds to Us (Before Expenses)
Per Note	99.712	%(1)	1.000%	98.712%
Total	$598,272,000	(1)	$6,000,000	$592,272,000

(1)	Plus interest accrued on the Notes, if any, from November 14, 2006.

In order to facilitate the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the Notes for their own account. In addition, to cover over- allotments or to stabilize the price of the Notes, the underwriters may bid for, and purchase Notes on the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Notes in the offering, if the syndicate repurchases previously distributed Notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

It is expected that delivery of the Notes will be made against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

We estimate that the expenses for this offering will be approximately $0.5 million, which includes legal, accounting and printing costs.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of Notes to the public in that Member State, except that it may, with effect from and including such date, make an offer of Notes to the public in that Member State:

•	at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive (except in reliance on Article 3.2(b) of the Prospectus Directive).

For the purposes of the above, the expression an “offer of Notes to the public” in relation to any Notes in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State.

United Kingdom

Each underwriter has represented and agreed that it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of such Act does not apply to us and it has complied and will comply with all applicable provisions of such Act with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong),

and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The Notes have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Relationships with Underwriters

The underwriters and their affiliates have from time to time provided, and expect to provide in the future, investment banking, commercial banking and other financial services to us and our affiliates, for which they have received and may continue to receive customary fees and commissions. Certain underwriters in this offering have participated in the prior offerings of our Class A Common Stock, Series A Preferred Stock, Equity Units and senior notes. Affiliates of certain underwriters in this offering are also lenders under our revolving credit facilities. We believe that the fees and commissions paid in respect of participation in the credit facilities were customary for borrowers with a credit profile similar to ours, for a similar-size financing and for borrowers in our industry.

LEGAL OPINIONS

The validity of the Notes offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York.

EXPERTS

The financial statements and schedules for Genworth Financial, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports refer to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004.

PROSPECTUS

GENWORTH FINANCIAL, INC.

DEBT SECURITIES

COMMON STOCK

PREFERRED STOCK

WARRANTS

RIGHTS

UNITS

We may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants or rights, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes or other types of debt. Our Class A Common Stock is listed on the New York Stock Exchange and trades under the ticker symbol “GNW.” The debt securities, preferred stock, warrants, rights and units may be convertible or exercisable or exchangeable for common stock or preferred stock or other securities of ours or debt or equity securities of one or more other entities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our principal executive offices are located at 6620 West Broad Street, Richmond, Virginia 23230. Our telephone number is (804) 281-6000.

Investing in these securities involves risks. See “Item 1A—Risk Factors” beginning on page 72 of our annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 3, 2006

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should read this prospectus and any prospectus supplement together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. Any information in such subsequent filings that is inconsistent with this prospectus will supersede the information in this prospectus or any earlier prospectus supplement. You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with other information.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the public reference facilities of the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.genworth.com. However, the information on our website is not a part of this prospectus. In addition, you can inspect reports and other information we file at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed a registration statement and related exhibits with the SEC under the Securities Act of 1933. The registration statements contain additional information about us and the securities we may issue. You may inspect the registration statement and exhibits without charge at the office of the SEC at 100 F Street, N.E., Washington, D.C. 20549, and you may obtain copies from the SEC at prescribed rates.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby “incorporate by reference” the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2005;

•	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

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•	Our Current Reports on Form 8-K filed on January 20 (pursuant to Item 2.03 only), February 14 (both Current Reports filed on that date), February 24, February 27, March 8, March 27, May 31, July 21, August 23, September 22, October 20 and October 25, 2006;

•	The description of our Class A Common Stock contained in our Registration Statement on Form 8-A filed with the SEC on May 24, 2004;

•	The description of our Equity Units contained in our Registration Statement on Form 8-A filed on May 24, 2004;

•	The description of our Series A Cumulative Preferred Stock contained in our Registration Statement on Form 8-A filed on May 24, 2004; and

•	Future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before the termination of this offering.

Upon your oral or written request, we will provide you with a copy of any of these filings at no cost. Requests should be directed to Leon E. Roday, Senior Vice President, General Counsel and Secretary, Genworth Financial, Inc., 6620 West Broad Street, Richmond, Virginia 23230, Telephone No. (804) 281-6000.

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USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any debt securities, common stock, preferred stock, warrants, rights or units that may be offered hereby for general corporate purposes. Such general corporate purposes may include, but are not limited to, the funding of our insurance operations, reducing or refinancing our indebtedness or the indebtedness of our subsidiaries, financing possible acquisitions and redeeming outstanding securities. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

DESCRIPTION OF SECURITIES

We will set forth in the applicable prospectus supplement a description of the debt securities, common stock, preferred stock, warrants, rights or units that may be offered under this prospectus.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Securities Exchange Act of 1934 that are incorporated by reference.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The financial statements and schedules for Genworth Financial, Inc. as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports refer to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004.

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